UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ________)

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☐	Soliciting Material Pursuant to §240.14a-12

IEC Electronics Corp.
(Name of Registrant as Specified in Its Charter)

W. Barry Gilbert
Florence D. Hudson
John Carlton Johnson
Edward W. Kay, Jr.
Eben S. Moulton
James C. Rowe
Jerold L. Zimmerman
Brett E. Mancini
Michael T. Williams
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315) 331-7742

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
January 28, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IEC Electronics Corp. The meeting will be held on Wednesday, January 28, 2015 at 9:00 a.m. (local time) at our offices, 105 Norton Street, Newark, New York, for the following purposes:

1.	To elect seven (7) directors to serve until the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2015.

3.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

 The record date for the annual meeting is December 1, 2014. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Our transfer books will not be closed.

Your board of directors is pleased to unanimously nominate for election as directors the nominees named in Proposal 1 in the attached proxy statement, and recommends you vote “FOR” these seven nominees on the enclosed WHITE proxy card. In selecting director nominees, the board of directors has focused on selecting a diverse group of experienced board candidates with strong credentials and relevant expertise who will work together constructively to execute the Company’s strategic plan for delivering long-term growth and stockholder value.

We have received notice from one of our stockholders, Vintage Opportunity Partners, LP (“Vintage”) stating that it intends to nominate its own slate of seven director nominees at the annual meeting in opposition to, and to replace all of the members of, the slate nominated by the board of directors. You may receive solicitation materials from Vintage, including opposition proxy statements and a colored proxy card. We are not responsible for the accuracy of any information provided by or relating to Vintage or its nominees contained in solicitation materials filed or disseminated by or on behalf of Vintage or any other statements Vintage may make.

The board of directors believes that Vintage’s actions are not in the best interests of the Company or its stockholders, and URGES YOU TO DISCARD ANY PROXY CARD SENT TO YOU BY VINTAGE. Note that voting to “Withhold” votes on an alternate proxy card is not the same as voting for our director nominees, because it will revoke any prior WHITE proxy card you have previously submitted. Even if you have already signed a proxy card sent to you on behalf of Vintage, you have the right to change your vote by completing and returning the enclosed WHITE proxy card or following the telephone or Internet voting instructions on it. Only the latest proxy you submit will be counted.

Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card as promptly as possible in order to ensure your representation at the meeting. Your vote is particularly important this year, no matter how many shares you owned on the record date. A return envelope is enclosed for your convenience and needs no postage if mailed in the United States. You may also vote by telephone or Internet by following the instructions on the WHITE proxy card. Even if you have voted by WHITE proxy card, telephone or Internet, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Dated:    December 16, 2014                    By Order of the Board of Directors
Newark, New York                        Beth Ela Wilkens, Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JANUARY 28, 2015.

Our proxy statement and Annual Report to Stockholders, which are enclosed with this mailing, are also available online, at https://materials.proxyvote.com/44949L.

If you have any questions, require assistance with voting, or need additional copies of the proxy materials, please contact:

INVESTORCOM, INC.
at
65 Locust Avenue, Suite 302, New Canaan, CT 06840
or
info@investor-com.com
or
Stockholders can call toll free at (877) 972-0090
Banks and Brokers may call collect at (203) 972-9300

IEC ELECTRONICS CORP.
105 NORTON STREET
NEWARK, NEW YORK 14513
(315) 331-7742

PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed WHITE proxy card because the board of directors of IEC Electronics Corp. (“IEC”, the “Company”, “we”, “our”, “us”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders and any adjournment or postponement thereof. We invite you to attend the annual meeting and request that you vote on the proposals described in this proxy statement. The meeting will be held on Wednesday, January 28, 2015 at 9:00 a.m. (local time) at our office, 105 Norton Street, Newark, New York. To obtain directions to be able to attend the Annual Meeting and vote in person, please contact our Corporate Secretary, Beth Ela Wilkens, at (585) 419-8645. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed WHITE proxy card, or vote by telephone or Internet following the simple instructions on the card.

We are mailing this proxy statement, the accompanying WHITE proxy card, and our Annual Report to Stockholders for the fiscal year ending Tuesday, September 30, 2014 (“Fiscal 2014”) on or about December 16, 2014 to all stockholders of record entitled to vote at the annual meeting.

What am I voting on?

There are three matters scheduled for a vote, and the board of directors recommends that you vote “FOR” each of the Proposals:

•	Proposal 1: the election of seven directors to serve until the 2016 Annual Meeting of Stockholders,

•	Proposal 2: the ratification of the selection of Crowe Horwath LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2015, and

•	Proposal 3: an advisory vote to approve the compensation paid to our named executive officers (“say-on-pay”).

With respect to Proposal 1 (election of directors), Vintage Opportunity Partners, LP (“Vintage”) has announced its intention to propose seven alternative director nominees. As a result, if such nominees are in fact proposed for election at the annual meeting, the election of directors will be a contested election (there are more nominees than available positions). Directors will be elected on a plurality basis, meaning the seven directors who received the greatest number of votes “for” at the annual meeting will be elected. Background regarding the nomination by Vintage is provided on page 6 below. THE BOARD OF DIRECTORS URGES YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU ON BEHALF OF VINTAGE, AND TO USE THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” THE ELECTION OF THE DIRECTORS DESCRIBED IN PROPOSAL 1.

Our board of directors does not intend to bring any other matters before the meeting and is not aware of anyone else who will submit any other matters to be voted on. However, if any other matters properly come before the meeting, the people named on the WHITE proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on December 1, 2014, the record date for the meeting, will be entitled to vote at the annual meeting. As of the record date, there were 10,135,129 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on December 1, 2014, your shares of IEC common stock were registered directly in your name with our transfer agent, Registrar and Transfer Company (now Computershare, Inc.), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO ENSURE YOUR VOTE IS COUNTED WE URGE YOU TO FILL OUT AND RETURN THE ENCLOSED WHITE PROXY CARD OR TO VOTE BY TELEPHONE OR INTERNET AS PROVIDED ON THE WHITE CARD.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on December 1, 2014, your shares of IEC common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of December 1, 2014, the record date for the annual meeting.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed WHITE proxy card. Whether or not you plan to attend the meeting, we urge you to vote by submitting the WHITE proxy card, or following the telephone or Internet voting instructions on it to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, date and sign the enclosed WHITE proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote by telephone or Internet, follow the instructions on the WHITE proxy card and we will vote your shares as you direct. You will need your unique control number printed on the WHITE proxy card. You may vote 24 hours a day, seven days a week at (866) 287-9714, or at https://www.proxyvotenow.com/iec.

Although we do not know for certain whether Vintage will in fact solicit proxies or nominate persons for election of directors at the annual meeting, you may receive a proxy statement and proxy card, and letters or other solicitation materials from Vintage or persons affiliated with Vintage. The Vintage nominees are not endorsed by our board of directors, and the board URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY VINTAGE. Voting on a proxy card provided by Vintage will revoke any prior WHITE proxy card you have submitted, even if you indicate “Withhold” votes for Vintage nominees. If you have signed a proxy card sent to you on behalf of Vintage, you have the right to change your vote by completing and returning the enclosed WHITE proxy card or following the telephone or Internet voting instructions on it. You also may contact InvestorCom for assistance at info@investor-com.com (stockholders can call toll free at (877) 972-0090 and banks and brokers may call collect at (203) 972-9300).

Only the latest proxy you submit will be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent ("broker"), you must vote your shares in the manner prescribed by your broker. Your broker has enclosed or otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting form used by that organization to see if it offers Internet or telephone voting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker. Follow the instructions from your broker included with these proxy materials, or contact your broker to request a proxy form.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are present at the meeting. Your shares are counted as present at the meeting if:

•	You are present and vote in person at the meeting; or

•	You have properly submitted a proxy card; or

•	If your shares are held in street name, a proxy card is submitted by your broker on your instructions, or voted by your broker on a discretionary item.

Additionally, abstentions and broker non-votes on discretionary items will be counted towards the quorum requirement. If there is no quorum, a majority of the shares present at the meeting and entitled to vote may adjourn the meeting to another date.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our nominees for the board of directors in Proposal 1, or you may withhold authority to vote for a particular nominee by voting “FOR ALL EXCEPT” and writing the name of one or more nominees in the designated space on the proxy card. You may vote “FOR”, “AGAINST” or “ABSTAIN” on Proposals 2 (ratification of the selection of our independent public accounting firm) and 3 (advisory vote to approve the compensation paid to our named executive officers).

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the required vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If a broker receives proxy materials from both the Company and Vintage there will be a “contested election”. If you hold your shares in street name and do not provide voting instructions to your broker, under the rules of The New York Stock Exchange (“NYSE”):

•
If the election is not contested, your broker will still be able to vote your shares with respect to certain “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items for which no instructions are received, the shares will be treated as “broker non-votes”. If the election is not contested, only Proposal 2 (ratification of the selection of our independent accounting firm) will be considered discretionary and your broker will not be able to vote on Proposals 1 (election of directors) and 3 (say-on-pay). Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question.

•	If the election is contested, each of Proposals 1, 2 and 3 will be considered nondiscretionary and the broker will not have authority to vote on any of them.

We encourage you to provide instructions to your broker to vote your shares on all of the Proposals described in this proxy statement.

An inspector of election appointed by the Company will tabulate votes at the annual meeting.

How many votes are needed to approve each Proposal?

•	Proposal 1 - Election of directors

The outcome of this vote will be determined by a plurality of the votes cast. This means that the seven director nominees with the most affirmative votes will be elected. Withheld votes and broker non-votes will have no effect on the outcome of this matter.

•	Proposal 2 – Ratification of the selection of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2015
and

•	Proposal 3 – Advisory vote on the compensation paid to our named executive officers

Approval for each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions are counted and have the effect of a vote against the proposal, because abstentions are deemed to be present and entitled to vote but are not counted toward the affirmative vote required to approve such proposal. Broker non-votes will not be considered as present and entitled to vote on the proposal. Therefore, under applicable Delaware law, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposal.

What if I return a proxy card but do not make specific choices? What are the recommendations of our board of directors?

If you return a signed and dated WHITE proxy card without marking any voting selections, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the board recommends a vote:

•	FOR election of all of the nominated directors (see Proposal 1);

•	FOR ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015 (see Proposal 2); and

•	FOR approval of the compensation paid to our named executive officers (see Proposal 3).

If you return a signed and dated WHITE proxy card, with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card, or vote by telephone or Internet, with a later date.

•	You may send a written notice that you are revoking your proxy to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, NY 14513.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

If you have returned a proxy provided by Vintage, your board of directors urges you to submit another properly completed WHITE proxy card with a later date, send a written notice revoking the proxy as provided above, or for assistance contact InvestorCom at info@investor-com.com (stockholders can call toll free at (877) 972-0090 and banks and brokers may call collect at (203) 972-9300).

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting.

What does it mean if I receive more than one WHITE proxy card?

If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each WHITE proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

IEC will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and nominees, and our officers and employees also may solicit proxies in person, by telephone, or by other means of communication such as mail, facsimile, telegraph, Internet or advertisements. Information regarding these possible participants (“Participants”) in our solicitation of proxies from our stockholders is set forth in Appendix A. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. In addition, we have retained the firm of InvestorCom, Inc., a professional solicitation firm, to assist us in the distribution and solicitation of proxies. It is anticipated that InvestorCom will employ approximately 30 persons to solicit stockholders for the Annual Meeting. InvestorCom, Inc. will be reimbursed for its expenses, and will be paid up to $60,000 depending on the services it provides during the course of, and the outcome of, the solicitation. It also will be indemnified against certain liabilities and expenses. IEC has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. IEC will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

When are stockholder proposals and director nominations due for next year’s annual meeting?

At our annual meeting each year, our board of directors submits to stockholders its nominees for election as directors. In addition, the board of directors may submit other matters to the stockholders for action at the annual meeting.

Our stockholders also may submit proposals for inclusion in the proxy materials. These proposals must be made by stockholders satisfying eligibility requirements of the SEC, and the proposal also must meet SEC requirements. To be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by August 21, 2015 to our Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In addition, our by-laws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not less than 90 days before the date of the meeting. The notice must set forth your name, address and number of shares of stock you hold, a representation that you intend to appear in person or by proxy at the meeting to make the proposal, a description of the business to be brought before the meeting, the reasons for conducting such business at the annual meeting, any material interest you have in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement. We have received no such notice for the 2015 annual meeting. For the 2016 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513, no later than October 29, 2015.

Our by-laws also provide that if a stockholder intends to nominate a candidate for election as a director, the stockholder must deliver written notice of such intent to our Corporate Secretary. The notice must be delivered not less than 90 days before the date of a meeting of stockholders. The notice must set forth your name and address and number of shares of stock you own, the name and address of the person to be nominated, a representation that you intend to appear in person or by proxy at the meeting to nominate the person specified in the notice, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past ten years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director if elected. We received a notice for the 2015 annual meeting from Vintage indicating that it intends to nominate Keith M. Butler, Charles P. Hadeed, Lynn J. Hartrick, Andrew M. Laurence, Jeremy R. Nowak, Jeffrey T. Schlarbaum and Eric Singer for election as directors. For the 2016 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 105 Norton Street, Newark, New York 14513 no later than October 29, 2015.

Background of the solicitation for this year’s meeting:

On February 13, 2014 Vintage Capital Management, LLC, Kahn Capital Management, LLC, and Brian R. Kahn (together with Vintage, the “Vintage Holders”) filed a Schedule 13D with the SEC reporting beneficial ownership of 564,828 shares (5.6%) of the Company’s outstanding stock. Among others, the Schedule 13D indicated the beneficial holders reserved the right to acquire additional stock of the Company.

On April 22, 2014, W. Barry Gilbert, the Chairman and CEO of the Company, traveled to Florida and met with Mr. Kahn. The meeting was held at the request of Mr. Gilbert, who wanted to meet with representatives of Vintage so that he could better understand Vintage’s goals with respect to its investment in IEC. In addition to Mr. Kahn, Jeremy Nowak also attended the meeting. There was no formal agenda for the meeting. Mr. Kahn asked Mr. Gilbert questions about IEC’s strategy and plans for growth. Mr. Gilbert responded that he could not comment on such matters beyond what IEC had already said in its public disclosures. Mr. Kahn expressed frustration at this position and indicated that he was seeking information that would help him decide whether to increase or reduce his investment in IEC. Mr. Gilbert indicated that Vintage had made its initial decision to invest in IEC based on publicly available information and that it would have to continue to make its decisions based on the information available to all IEC stockholders. At one point during this meeting, Mr. Kahn asked Mr. Gilbert if he would be willing to nominate one of Vintage’s representatives to the IEC Board of Directors. Mr. Gilbert pointed out that the existing Directors of IEC have a broad range of skills and expertise, discussed the qualifications of the three members recently added to the Board and asked what additional expertise Vintage’s representatives would bring to the IEC Board. The conversation about nominating a Vintage representative to the Board ended without further substantive discussion.

On May 28, 2014, the Vintage Holders filed a Schedule 13D/A with the SEC reporting an increase in their beneficial ownership to 640,173 shares (6.3%) of the Company’s outstanding stock.

On July 31, 2014, the board of directors approved a Tax Benefit Preservation Plan Rights Agreement (the “Rights Agreement”) between the Company and Registrar and Transfer Company (now Computershare, Inc.), and declared a dividend distribution of one right for each outstanding share of the Company’s common stock to stockholders of record at the close of business on August 15, 2014, all as described in detail in the Company’s Current Report on Form 8-K filed on with the SEC the same day. The board of directors adopted the Rights Agreement in an effort to protect stockholder value by attempting to protect against a possible limitation on the Company’s ability to use its net operating loss carryforwards (the “NOLs”) to reduce potential future federal income tax obligations by virtue of an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has experienced substantial operating losses, and under the Code, and rules promulgated by the Internal Revenue Service, the Company may “carry forward” these losses in certain circumstances to offset any current and future earnings and thus reduce the Company’s federal income tax liability, subject to certain requirements and restrictions. To the extent that the NOLs do not otherwise become limited, the Company believes that it will be able to carry forward a significant amount of NOLs, and therefore these NOLs could be a substantial asset to the Company. However, if the Company experiences an “ownership change,” its ability to use the NOLs will be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which could therefore significantly impair the value of that asset.

On August 14, 2014, the Vintage Holders filed a Schedule 13D/A with the SEC attaching a letter to the board of directors requesting that the Rights Agreement be rescinded immediately.

On October 2, 2014, Mr. Gilbert traveled to Florida and met with Mr. Kahn. Mr. Gilbert requested the October 2, 2014 meeting because he wanted to keep lines of communication open with Mr. Kahn. There was no specific agenda for this meeting and no one other than Mr. Kahn and Mr. Gilbert were present. During the discussions on October 2, 2014, Mr. Kahn asked questions about IEC’s strategy and the formal investigation by the staff of the SEC relating to the restatement of the Company’s financial statements and other matters. After some discussion about the implications of Vintage receiving information, Mr. Gilbert told Mr. Kahn that he would consider providing Vintage with non-public information about IEC if Vintage were willing to sign a confidentiality and standstill agreement agreeing to keep such information confidential and not to trade in IEC’s stock while in possession of the information. Following the meeting, counsel for IEC and counsel for Vintage began to negotiate the terms of a confidentiality and standstill agreement. During these negotiations, Mr. Gilbert reached the conclusion that it would not be appropriate to provide non-public information to Vintage, even pursuant to a confidentiality and standstill agreement. Mr. Gilbert’s decision was based in part on the terms of the confidentiality and standstill agreement requested by Vintage which would have permitted Vintage to make disclosure of the information after a specified period of time if it had not previously been disclosed by IEC, and in part by his decision that it was not appropriate to provide Vintage with non-public information regarding IEC when he was not sure of how Vintage would use that information even if Vintage agreed to keep the information confidential.

By letter to the Company dated October 27, 2014, Vintage submitted notice (the “Vintage Nomination”) of its nomination of seven candidates for election to the board of directors at the annual meeting, including Keith M. Butler, Charles P. Hadeed, Lynn J. Hartrick, Andrew M. Laurence, Jeremy R. Nowak, Jeffrey T. Schlarbaum, and Eric Singer. In the Vintage Nomination, Vintage represented that it directly owns 1,000 shares of Company stock, and is the beneficial owner of an additional 709,960 shares by virtue of its affiliation with Vintage Capital Management, LLC. Vintage disclosed the Vintage Nomination in a Schedule 13D/A filed by the Vintage Holders with the SEC on October 27, 2014.

On November 3, 2014, the Company sent a letter to Vintage indicating that the Nominating and Governance Committee would consider Vintage’s nominees in connection with its regular review of potential nominees for the board of directors. The letter indicated that as part of its normal review, the Committee typically asks nominees to meet with one or more members of the Committee and to provide information in the form of the Company’s standard directors and officers questionnaire. In the letter the Company requested that Vintage provide contact information for the Vintage nominees so that the Nominating and Governance Committee could contact each of them. A copy of the letter was filed with the SEC in the Company’s Current Report on Form 8-K on November 3, 2014.

On November 7, 2014, Vintage Capital Management, LLC sent a letter to the Company indicating that it did not believe the Nominating and Governance Committee interview process would be productive and Vintage did not provide contact information for interviews by the Nominating and Governance Committee. Vintage filed a copy of the letter with the SEC as an Exhibit to Schedule 13D/A on November 7, 2014.

On November 14, 2014 the Nominating and Governance Committee met and considered the qualifications of not only the incumbent directors, but also each of the Vintage nominees based upon the limited information provided in the Vintage Nomination. The Committee also considered Vintage’s assertion of self-entrenchment of the board of directors. The committee determined to recommend re-nomination of each of the incumbent directors based upon (i) its inability to interview the Vintage nominees to obtain sufficient information to fully assess their qualifications, (ii) its determination, based upon the limited information available in the Vintage Nomination, that none of the Vintage nominees offer qualifications or skills not already provided by one or more of the incumbent directors, as well as the Committee’s belief that one or more of the incumbent directors have qualifications not possessed by any of the Vintage nominees, (iii) its concern that certain of the Vintage nominees have relationships with a competitor of the Company that could create conflicts of interest for such nominees, and put such nominees in a position where they could not act solely in the best interests of the Company and its stockholders, (iv) the board’s experience with Jeffrey T. Schlarbaum while he was employed by the Company, resulting in the committee’s belief that Mr. Schlarbaum would not be an appropriate addition to the board, and (v) the fact that three of the seven incumbent directors have joined the board since 2012, bringing with them fresh perspectives.

With respect to relationships with a competitor of the Company that could create conflicts of interest by certain Vintage nominees, Andrew M. Laurence and Jeremy Richard Nowak are partners in Vintage and Keith M. Butler serves as a member of Vintage’s Strategic Advisory Board. Vintage owns approximately 40% of the outstanding common stock of API Technologies Corp. (“API”), a contract manufacturing company that makes various electronic components, and is a competitor of IEC. Additionally, Mr. Butler has provided consulting services for API on a short term basis. None of IEC’s nominees for director have relationships with competitors of IEC.

With respect to Mr. Schlarbaum, the Board lost confidence in him as time progressed during the approximately two-year period in which he served as President of the Company. The Board concluded that Mr. Schlarbaum did not have the skills or the ability to lead IEC’s future success, and therefore determined to make a change. There was no single causal event for the Board’s determination. It believed Mr. Schlarbaum failed to exercise the judgment necessary to execute the operating plans for which he had responsibility. Important contributing factors were the decline in backlog, and that Mr. Schlarbaum was failing to establish satisfactory numbers of new customer relationships and a centralized sales force that supported all of the company's businesses. The Board also believed he failed to proactively cooperate with the integration into the Company of Southern California Braiding (“SCB”) management and take advantage of expanded customer opportunities arising from the SCB acquisition. Among others, these factors led to his departure, and are the basis of the Board’s belief that Mr. Schlarbaum would not be an appropriate addition to the Board.

On November 19, 2014, the board of directors adopted the recommendation of the Nominating and Governance Committee to re-nominate the incumbent directors.

Some of the Company’s compensation arrangements are affected by a “Change in Control,” including certain changes in the make-up of the Board of Directors, as follows:

•
The Company’s stockholder approved 2001 Stock Option and Incentive Plan (“2001 Plan”) and 2010 Omnibus Incentive Compensation Plan (“2010 Plan”) each contain provisions related to a “Change in Control” of the

Company. As defined in the 2001 Plan and 2010 Plan, among others a Change in Control occurs if the election of at least two-thirds of the directors was not approved by a majority of the incumbent directors (or in the case of the 2010 Plan, was approved as a result of an actual or threatened proxy contest with respect to election of directors). Thus, if two or more members of the Vintage slate are elected, a Change in Control will be deemed to occur. The participant restricted stock award agreements under the 2001 Plan and the 2010 Plan include provisions for immediate lapse of all restrictions on shares of restricted stock upon the occurrence of a Change in Control. As of December 1, 2014, there were 302,248 unvested shares of restricted stock, with an aggregate value of $1,644,229.12 based upon the $5.44 closing price of the Company’s shares on that date. The participant stock option award agreements under the 2001 Plan provide that options may, in the Compensation Committee’s discretion, be vested and exercisable, or terminated subject to an equitable payment. The participant stock option award agreements under the 2010 Plan provide for vesting of unvested stock options, possible immediate exercise or termination subject to an equitable payment. On December 1, 2014 there were 99,500 unvested stock options, of which 55,000 had an exercise price below $5.44. The aggregate intrinsic value (difference between the exercise price of the unvested stock options and $5.44) of such 55,000 options is $68,190.

•
The Company has a Deferred Compensation Plan pursuant to which executive employees may elect to defer salary or bonus earned in a particular year to be paid out on later date specified by the employee. As defined in the Deferred Compensation Plan, among others a Change in Control occurs if the election of a majority of the directors was not approved by two-thirds of the incumbent directors. Thus, if four or more members of the Vintage slate are elected, a Change in Control will be deemed to occur. Upon a Change in Control, payment obligations to the participants are accelerated and the entire deferred compensation account of participants are paid to them within ten days in a lump sum. W. Barry Gilbert is currently the only participant in the Deferred Compensation Plan. If a Change in Control had occurred on December 1, 2014, Mr. Gilbert would have been entitled to a payment of approximately $682,000.

•
The Company has an employment agreement with W. Barry Gilbert more fully described below under “Employment Agreements and Change in Control Agreements - Employment Agreement - W. Barry Gilbert”. The agreement provides that a Change in Control is defined as provided in Section 409A of the Code (including if the election of a majority of the directors was not approved by a majority of the incumbent directors). Thus, if four or more members of the Vintage slate are elected, a Change in Control will be deemed to occur. If Mr. Gilbert is no longer Chief Executive Officer of the Company at the time of such Change in Control, Mr. Gilbert’s Transition Term payments are payable in a lump sum, as described below under “Employment Agreements and Change in Control Agreements - Employment Agreement - W. Barry Gilbert”.

•
The Company has an employment agreement with Michael T. Williams more fully described below under “Employment Agreements and Change in Control Agreements - Employment Agreement - Michael T. Williams”. The agreement provides, among others, that a Change in Control occurs if the election of at least two-thirds of the directors was not approved by a majority of the incumbent directors. Thus, if two or more members of the Vintage slate are elected, a Change in Control will be deemed to occur. After a Change in Control, if Mr. Williams is terminated by the Company without cause, or Mr. Williams terminates his employment for any reason, he is entitled to receive twelve months of salary continuation. His salary effective January 1, 2015 will be $205,000 per year.

•
The Company has Salary and Non-Competition Agreements with Brett E. Mancini more fully described below under “Employment Agreements and Change in Control Agreements - Employment Agreement - Brett E. Mancini,” and with two other employees. The agreements provide, among others, that a Change in Control occurs if the election of at least two-thirds of the directors was not approved by a majority of the incumbent directors. Thus, if two or more members of the Vintage slate are elected, a Change in Control will be deemed to occur. Within the twelve months after a Change in Control, if the applicable employee is terminated by the Company without cause or the employee terminates his or her employment for any reason, the employee is entitled to receive salary continuation for a period between six and twelve months, varying by employee. The aggregate of all potential salary continuation payments at salary rates effective January 1, 2015 is approximately $393,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates the amount of IEC’s common stock beneficially owned as of December 1, 2014 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers identified in the Summary Compensation Table, below, and (iv) all of our directors and executive officers as a group. The information as to each person has been furnished by such person, and, except as noted, each person named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned, and none of such shares have been pledged as security.

Name of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Shares Beneficially Owned (1)
5% Beneficial Owners
Vintage Capital Management, LLC 4705 S. Apopka Vineland Road Suite 210 Orlando, FL 32819	710,960	(2)	7.01%
Tocqueville Asset Management L.P. 40 West 57th Street 19th Floor New York, NY 10019	603,920	(3)	5.96%
Directors
W. Barry Gilbert*	438,879	(4)	4.33%
Florence D. Hudson	13,333	(5)	†
John Carlton Johnson	9,768	(6)	†
Edward W. Kay, Jr.	12,166	(7)	†
Eben S. Moulton	350,602	(8)	3.46%
James C. Rowe	274,457	(9)	2.71%
Jerold L. Zimmerman	133,902	(10)	1.32%
Named Executive Officers
Vincent A. Leo	8,000	(11)	†
Brett E. Mancini	47,865	(12)	†
Michael T. Williams	50,000	(13)	†
All directors and executive officers as a group (9 persons) (14)	1,330,972		13.13%

*	Mr. Gilbert is also an executive officer.

†	Indicates beneficial ownership of less than one percent.

(1)
The number and percentage of shares beneficially owned are based on 10,135,129 shares of our common stock outstanding and entitled to vote on December 1, 2014, adjusted as required by rules promulgated by the SEC.

(2)	Based upon disclosure in Schedule 13D/A filed October 27, 2014 with the SEC.

(3)	Based upon disclosure in Schedule 13G filed January 30, 2014 with the SEC.

(4)	Includes 121,282 shares held by Mr. Gilbert’s wife, and 36,231 shares of restricted stock.

(5)	Includes 8,635 shares of restricted stock.

(6)	Includes 6,068 shares of restricted stock.

(7)	Includes 8,635 shares of restricted stock.

(8)	Includes 9,947 shares of restricted stock

(9)
Includes 127,281 shares held by Mr. Rowe’s 401(k) plan, 31,440 shares held by a general partnership in which Mr. Rowe is a general partner and may be deemed a beneficial owner, and 9,947 shares of restricted stock.

(10)	Includes 45,000 shares owned by Dr. Zimmerman’s wife, and 9,947 shares of restricted stock.

(11)
Mr. Leo’s ceased to be Chief Financial Officer of the Company effective June 1, 2014. Mr. Leo’s beneficial ownership is reported based on information available to the Company that may not be complete. Mr. Leo’s services were provided pursuant to an agreement between the Company and Insero & Company CPAs, P.C. (“Insero”), as more fully described below under “Certain Relationships and Related Person Transactions”. In connection with his services, Mr. Leo received a grant of 20,000 restricted shares. We were advised that at the time the shares were granted (all of which were then restricted) Mr. Leo agreed with Insero to hold such shares for the benefit of Insero. 8,000 shares of the restricted stock vested and the remainder were forfeited upon Mr. Leo’s departure from the Company. Mr. Leo later advised the Company that Insero, as part of Insero’s compensation arrangements with Mr. Leo, agreed that 2,000 of the vested shares would no longer be held for the benefit of Insero and would be held by Mr. Leo without further beneficial interest of Insero.

(12)	Includes 36,762 shares of restricted stock.

(13)	Includes 50,000 shares of restricted stock.

(14)	Does not include shares owned by Mr. Leo as he was not serving as an executive officer at the end of Fiscal 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership and changes in ownership of our common stock and our other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

SEC regulations require the Company to identify each person who filed a required report late during the most recent fiscal year. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended September 30, 2014, we believe that, during Fiscal 2014, one late report was filed by Brett E. Mancini related to 333 shares withheld to pay withholding tax in connection with vesting of restricted stock, and one report was timely filed by Michael T. Williams but later amended because it contained a typographical error reflecting a grant of 30,000 restricted shares rather than 50,000 restricted shares.

(PROPOSAL 1)

ELECTION OF DIRECTORS

The number of directors is established by the board and is currently fixed at seven. At this annual meeting, seven persons will be nominated as directors. The term of office of each person elected as a director will continue until the next annual meeting or until his or her successor has been elected and qualified, or until the director’s earlier death, resignation or removal.

All of the Board's nominees for director, except Mr. Johnson, were elected at the last annual meeting. Mr. Johnson was appointed on February 8, 2014 to fill a vacancy on the board. All of the Board’s nominees have consented to serve if elected. The Company has no reason to believe that any Board-nominated director nominee will be unavailable or will decline to serve. In the event, however, that any nominee should be unable to serve or for good cause will not serve, the proxies will be voted for the election of such other persons as the Governance and Nominating Committee of the Board of Directors may recommend.

Required Vote

Directors are elected by a plurality of the votes cast. This means that the seven nominees identified below will be elected if they receive more affirmative votes than any other nominees.

As a result of Vintage’s intention to nominate seven alternative director nominees in opposition to the nominees recommended by your Board, the aggregate number of nominees from the Company and Vintage exceed the number of available seats. Under our Bylaws, directors are elected by a plurality of the votes cast. Because our Board size remains at seven persons, this means that the seven candidates receiving the highest number of “FOR” votes cast by holders of shares represented in person or by proxy at the Annual Meeting will be elected. It is intended that the accompanying proxy will be voted FOR the seven persons listed below to serve as directors unless the stockholder indicates to the contrary on the proxy.

A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee. Similarly, broker non-votes, if any, will be counted for purposes of determining if there is a quorum, but will not be considered to have been voted for the director nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees for Election as Directors

The following table sets forth each director nominee and includes such person’s name, age, the year he or she first became a director and whether he or she has been determined to be an “independent director”, as that term is defined in Section 803A of the NYSE MKT Company Guide. Biographies of the director nominees follow the table. Unless otherwise indicated, all directors have been employed in their current positions for at least five years.

Name	Age	Year First Elected Director	Term to Expire	Independent?
W. Barry Gilbert	68	1993	2016	No
Florence D. Hudson	55	2012	2016	Yes
John Carlton Johnson	67	2014	2016	Yes
Edward W. Kay, Jr.	59	2012	2016	Yes
Eben S. Moulton	68	1992	2016	Yes
James C. Rowe	66	2000	2016	Yes
Jerold L. Zimmerman	67	2006	2016	Yes

The following paragraphs provide additional information as of the date of this proxy statement about each nominee. The information presented includes information each director has given us about all positions they hold, their principal occupation and business experience for the past five years, and the names of other publicly-held companies for which they currently serve as a director or have served as a director during the past five years. In addition, information is presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our board to the conclusion that such nominee should serve as a director. We also believe that all of our nominees have a reputation for integrity, honesty and adherence to high ethical standards. In addition, each has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our board. We believe that continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to the board’s ability to work collaboratively as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. We have coupled this view with an understanding of the need for fresh perspectives in the board room and to that end three of the seven incumbent director nominees have joined the board since 2012.

W. Barry Gilbert has served as our chief executive officer since January 2004 and served as acting chief executive officer from June 2002 until that time. He has been a director of the Company since February 1993 and chairman of the board since February 2001. He is also an adjunct faculty member at the Simon School of Business at the University of Rochester. From 1991 until 1999, he was president of the Thermal Management Group of Bowthorpe Plc. (now known as Spirent Plc) of Crawley, West Sussex, England. Prior to that time he was corporate vice president and president, Analytical Products Division of Milton Roy Company, a manufacturer of analytical instrumentation. Mr. Gilbert has served on a number of charitable boards and advisory boards for privately-held companies. Mr. Gilbert received his M.B.A. degree from the University of Rochester. As our chairman of the board and chief executive officer, Mr. Gilbert provides our board with invaluable institutional knowledge of the operations of our Company, its markets, its customers and the industry in which it operates. He became our acting chief executive officer in June 2002 during a particularly challenging period for the Company. His extensive leadership, financial and management skills and his strategic initiatives contributed to the financial turnaround and growth the Company has experienced during his tenure as chief executive. Mr. Gilbert’s service with us, as well as his prior service as a senior executive of other public companies, provides him with extensive knowledge of complex strategic, operations and management issues faced by the company. This experience brings to our board important expertise and insight related to strategic planning, business development, sales and marketing, corporate finance, mergers and acquisitions, human resources and investor relations.

Florence D. Hudson has been a director since August 2012. Ms. Hudson is a Director in Corporate Strategy at International Business Machines Corporation (IBM). She leads the development of business and technical growth strategies for IBM in areas such as energy & the environment, the internet of things/machine to machine, cloud computing, analytics, emerging markets, financing, hardware, software and services. The growth strategies include defining and developing opportunities in existing business areas, as well as new opportunities involving both organic and inorganic investments. Ms. Hudson has leadership skills in strategic planning, marketing, channels, partner development, sales and diversity programs, as well as technical experience in mechanical and aerospace engineering. Ms. Hudson has held a variety of leadership positions since joining IBM in 1981 including Vice President and Director of strategy and marketing developing new businesses, developing and executing growth strategies for current businesses, and serving industrial sector clients in aerospace, defense, electronics, automotive, chemical and petroleum industries. Prior to joining IBM, Ms. Hudson worked at Hewlett Packard in 1980-1981. She worked as an Aerospace Engineer at Grumman Corporation as a Grumman Scholar during the summers while in college in 1976 through 1978 and in 1979 at the NASA Jet Propulsion Laboratory. Her projects included U.S. defense aircraft programs, solar power satellites, the space shuttle and future missions around Jupiter. Ms. Hudson graduated from Princeton University with a Bachelor of Science degree in Mechanical and Aerospace Engineering in 1980, and has attended executive education at Harvard Business School and Columbia University. She has extensive not-for-profit Board experience including Special Director for Strategic Planning on the Board of Directors for the Society of Women Engineers, Trustee for the Society of Women Engineers, President of the Juvenile Law Education Project, and Vice President for SHORE which provides homes for homeless families. She currently is a member of the Princeton University Technology Advisory Council and the Princeton University Advisory Council for the Department of Civil and Environmental Engineering. Ms. Hudson’s extensive leadership skills in strategy and business development, coupled with her leadership experience in information technology, and experience as an engineer in the aerospace and defense industry, provide the board with a unique blend of deep and broad business and technical insight in the business environment in which the Company operates.

John Carlton Johnson joined the Company’s board of directors in 2014. He is founder of Sandavista, LLC, and provides executive consulting to board members, executive officers and senior corporate leadership teams with a focus on increased profitability across businesses and programs. Mr. Johnson currently serves on the Board of Regents at Potomac Institute for Policy Studies, with involvement in critical issues affecting national security. He held a number of executive positions at Northrop Grumman Electronic Systems, including starting in 1998 as Director, SD&T Business, in 2000 as Vice President, Mission Business, in 2005 as Vice President and General Manager for Aerospace Systems division, in 2010 as Vice President and General Manager of ISR Systems division, and ultimately as Vice President, General Manager and Deputy President with a portfolio of approximately $5 billion. Mr. Johnson retired as a colonel and commander of flight operations for the 33rd Tactical Fighter Wing, United States Air Force, earned a masters degree in systems management from the University of Southern California School of Engineering, completed the General Manager Program at Harvard Business School, completed the Executive Strategy Program at UCLA and recently completed National Association of Corporate Directors (NACD) Professionalism, Governance Fellowship and Cybersecurity training. Mr. Johnson brings to the board wide and deep experience in corporate leadership, operations, increasing profitability across businesses and programs, and the defense and space industries.

Edward W. Kay, Jr., a director since November 2012, is a Certified Public Accountant who spent his 33-year career with PricewaterhouseCoopers LLP (PwC) working with companies in a wide variety of industries, including manufacturing, distribution, software and technology.  During his tenure with PwC, he served in many capacities, including among others in the Accounting and SEC Services practice section of the Firm’s National Office in New York City, as leader of the firm’s technology practice in Dallas, Texas, as Managing Partner of the upstate New York practice, and, most recently, as Managing Partner, Rochester, New York Office from 1999-2012.  He first joined PwC in 1979, and retired in June 2012.  Mr. Kay earned a B.S. in Accounting from Duke University, and an M.B.A. in Finance degree from Northwestern University.  Mr. Kay’s community involvement includes service as the Treasurer for the 2013 PGA Tournament at Oak Hill Country Club, Rochester, New York; President of Oak Hill Country Club, Rochester, New York from 2010-2012; Treasurer and Trustee of St. Bernard’s Institute, Rochester, New York; Audit Committee Chair, Roman Catholic Diocese of Rochester, Rochester, New York; and Finance Committee member, Greater Rochester YMCA, Rochester, New York.  During Mr. Kay’s tenure at PwC, he accumulated a wealth of experience in financial, securities, and business matters, including significant leadership roles in dealing with accounting and auditing matters related to public companies, which enables Mr. Kay to be a valuable contributor to our board.

Eben S. Moulton, a director since November 1992, has served as managing partner of Seacoast Capital Corporation, Danvers, Massachusetts, a private investment firm, since its inception in 1994 and served as president of Signal Capital Corporation, Danvers, Massachusetts, a financial services corporation, from 1988 until 1994. Mr. Moulton is a general partner of Seacoast Capital Corporation and a director and chair of the compensation committee of Unitil Corporation, Hampton, New

Hampshire, a utility company. He is also a director of several privately-held companies and a trustee of Colorado College, Colorado Springs, Colorado. Mr. Moulton received his undergraduate degree from Colorado College, his Ph.D. degree from Vanderbilt University and his M.B.A. degree in Finance from Columbia University. As a result of these and other professional experiences, as well as his educational background, Mr. Moulton possesses particular knowledge and expertise in banking and financial services, mergers and acquisitions, capital raising, strategic planning and capital markets, and has demonstrated significant leadership skills as a managing partner in, or president of, various investment banking firms. With more than 20 years of service on our board and its committees, Mr. Moulton also brings to our board significant institutional knowledge and perspective.

James C. Rowe, a director since January 7, 2000, has served as president of Rowe & Company LLC, Milwaukee, Wisconsin, a merchant banking firm, since April 1994. From April 1972 through March 1994, Mr. Rowe was a director and vice president of Lubar & Co., Incorporated, Milwaukee, Wisconsin, a merchant banking firm. Mr. Rowe is a director of several privately held companies. Mr. Rowe received his Bachelor of Business Administration degree from the University of Wisconsin. As President of Rowe & Company, and as a Director and Vice President of Lubar & Co., Mr. Rowe has had more than 40 years of experience investing in, and acquiring businesses in, diverse industries and providing leadership, expertise and experience to the management of those companies in several key business and investment areas, including developing and executing strategic plans, structuring sound capitalization, financing growth, identifying, negotiating and financing acquisitions, building shareholder value and corporate governance. His experience in overseeing and assessing the performance of companies with respect to the preparation, auditing and evaluation of financial statements and with companies that have complex financial and accounting functions are beneficial to our board and audit committee.

Jerold L. Zimmerman has served as a director since January 2006. Dr. Zimmerman is the Ronald L. Bittner Professor of Business Administration at the Simon School of Business at the University of Rochester, where he has taught finance, accounting and economics since 1974. He has published numerous books and papers, and is a founding editor of the Journal of Accounting and Economics, the most highly cited peer reviewed accounting journal in the world. As such, Dr. Zimmerman is knowledgeable of the latest findings involving financial disclosure and corporate governance. Dr. Zimmerman was a director of CPAC, Inc., Leicester, New York, from 2000 until the firm became private in 2007. Dr. Zimmerman received his B.S. Degree in Finance from the University of Colorado and a Ph.D. in Business Administration from the University of California, Berkeley. He has been teaching financial and managerial accounting to M.B.A., MACC, Ph.D. and DBA students for over 39 years, and has done extensive research and consulting in the areas of financial disclosures, executive compensation, corporate governance and cost accounting, and has served as an expert witness in a variety of legal actions involving, among other things, fraudulent financial disclosures. Dr. Zimmerman brings to the board and its committees his considerable analytical skills and expertise in accounting, corporate finance, executive compensation, corporate governance and strategic planning.

Corporate Governance and Board Matters

Corporate Governance Guidelines

Our business, property and affairs are managed under the direction of our board of directors. The board is committed to sound and effective corporate governance practices and, accordingly, has adopted Corporate Governance Guidelines that provide a system of best practices with respect to board function and communication. Our Corporate Governance Guidelines address matters including board composition, director responsibilities, director independence, selection of board nominees, board membership criteria, mandatory retirement, meeting participation, executive sessions of our independent directors, evaluation of the performance of the chief executive officer, committees, succession planning, orientation and continuing education.

Director Independence

The listing requirements of the NYSE MKT require that a majority of the members of a listed company’s board of directors be independent. The rules provide that no director will qualify as “independent” unless the board affirmatively determines that the director has no relationship with the Company or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon the NYSE MKT rules and applicable SEC rules and regulations, our board has determined that each of our directors is an independent director, other than Mr. Gilbert, who serves as our chief executive officer.

Board Leadership Structure and Role in Risk Oversight

Our board is responsible for the selection of the chairman of the board and the chief executive officer. Our board does not require the separation of the offices of chairman of the board and the chief executive officer, and currently the positions of chairman and chief executive officer are held by the same person. The board believes that this is the most appropriate and suitable leadership structure for the Company at the present time because Mr. Gilbert, our chairman and chief executive officer, is the director most familiar with our business and industry and their challenges and is, therefore, best able to identify the strategic priorities to be discussed by the board. Mr. Gilbert is the direct link between senior management and the board, and provides critical insight and perspective to the board, as well as feedback to senior management through his thorough understanding of the issues at hand.

The board acknowledges, however, that independent board leadership is important and believes that the current structure provides independent board leadership and oversight while also benefiting from having Mr. Gilbert as chairman of the board. Six of our seven current directors, and six of the seven nominees, qualify as independent directors, and each of the audit, compensation and nominating and governance committees is comprised solely of independent directors. Our independent directors meet regularly in an executive session, without the presence of Mr. Gilbert, or any other member of management. In addition, our independent directors have the ability to participate in the agenda setting process and have direct access to management. While the Board has not formally designated a lead director, generally the chairman of one of our committees presides at these executive sessions.

The board of directors is responsible for overseeing risks that could affect our Company and management’s processes for managing risk. This oversight is conducted primarily through the board’s committees. Our audit committee focuses on risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters and compliance with legal and regulatory matters. Our nominating and governance committee focuses on the management of risks associated with board membership and structure, as well as corporate governance. Our compensation committee focuses on the management of risks arising from our compensation policies and programs.

While our board committees are focused on these specific areas of risk, the full board retains responsibility for general oversight of risk. This responsibility is satisfied through reports from each committee chairman regarding the risk considerations within each committee’s area of expertise, as well as through reports from members of our senior management team responsible for oversight of material risk to the Company.

In addition, the full board focuses on the strategic, financial and execution risks associated with the annual operating plan, significant legal matters, acquisitions and senior management succession planning.

As part of its risk oversight responsibilities, our board of directors and its committees review the processes that senior management uses to manage our risk exposure. In doing so, the board and its committees monitor our overall risk function and senior management’s establishment of appropriate systems and processes for managing areas of material risk to our company, including, but not limited to, operational, financial, legal, regulatory and strategic risks.

Board Meetings and Attendance

During Fiscal 2014, our board held six in-person or telephonic meetings and acted five times by unanimous written consent. In addition, the directors considered Company matters and had frequent communication with the chairman of the board and other directors apart from the formal meetings.

During Fiscal 2014, each incumbent director attended at least 75% of the meetings of the board, and of those committees upon which such director served, held during the period that he or she served.

Director Attendance at Annual Meetings

We typically schedule a board of directors meeting in conjunction with our annual meeting of stockholders and all directors are expected to attend the annual meeting. Each of our incumbent directors attended the 2014 Annual Meeting of Stockholders.

Board Committees

Our board has established four standing committees to assist in the discharge of its responsibilities: the audit committee, the compensation committee, the nominating and governance committee, and the executive committee. The following table indicates the committee(s) on which each director serves, and the identity of the chair of each such committee:

Committee Membership

Director:	Audit	Compensation	Nominating and Governance	Executive
W. Barry Gilbert	-	-	-	Chair
Florence D. Hudson	-	X	-	-
John Carlton Johnson	-	X	-	-
Edward W. Kay, Jr.	Chair	-	X	-
Eben S. Moulton	-	X	Chair	X
James C. Rowe	X	-	X	X
Jerold L. Zimmerman	X	Chair	-	-

Each committee acts pursuant to a written charter adopted by the board. The charter of each of the audit, compensation and nominating and governance committees complies with the NYSE MKT corporate governance requirements. There are no NYSE MKT requirements with respect to the charter of the executive committee. The committees regularly report their activities and actions to the full board at the next board meeting.

The audit committee oversees our corporate accounting and financial reporting processes. It is responsible for the appointment, dismissal, compensation and oversight of our independent auditors, including the engagement of our auditors for the next fiscal year, the review with the independent auditors and approval of the plan of the audit engagement, the review with the independent auditors of the results of their audit, the inquiry as to the adequacy of our internal accounting controls and our disclosure controls and procedures, the approval of audit and non-audit services to be provided to us by the independent auditors, and overseeing compliance matters for us. The audit committee reviews with management and the independent auditors our annual report on Form 10-K and the interim financial statements prior to the filing of our quarterly reports on Form 10-Q. The audit committee also monitors compliance with our Code of Business Conduct and Ethics, our conflict of interest policy, our policy concerning trading in our securities and our related person transactions policy. In Fiscal 2014, the audit committee, whose current members are Mr. Kay (Chairman), Mr. Rowe and Dr. Zimmerman, held nine meetings and acted once by unanimous consent. The board of directors in its business judgment has determined that each member of the audit committee is “independent” as defined in Section 803A of the NYSE MKT LLC Company Guide and, in addition, meets the more stringent independence standards set forth in SEC Rule 10A-3 and the independence and financial literacy standards set forth in Section 803B of the NYSE MKT LLC Company Guide. The board of directors has further determined that Mr. Kay, Mr. Rowe and Dr. Zimmerman each qualify as an “audit committee financial expert” in accordance with the applicable rules and regulations of the SEC. For the audit committee’s report relating to Fiscal 2014, see “Audit Committee Report”. The audit committee’s charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com under the heading of “Investors” and subheading of “Corporate Governance”.

The compensation committee oversees the development and administration of our executive compensation plans, reviews and approves the compensation for all executive officers other than the chief executive officer, reviews and recommends to the independent members of the board the compensation of the chief executive officer, reviews and approves performance goals and objectives with respect to incentive plans for all executive officers, oversees the evaluation of the chief executive officer, reviews and recommends to the board the terms of any employment, severance, change in control, termination or retirement arrangements for all executive officers, and reviews and recommends to the board the compensation paid to directors. In Fiscal 2014, the compensation committee held eight meetings and acted by unanimous written consent three times. The current members of the compensation committee are Dr. Zimmerman (Chairman), Ms. Hudson, Mr. Johnson and Mr. Moulton, each of whom has been determined by the board to be “independent” as defined in Section 803A of the NYSE MKT LLC Company Guide. The compensation committee’s charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com under the heading of “Investors” and subheading of “Corporate Governance”. For more information on executive officer and director compensation and the role of the compensation committee, see “Compensation of Named Executive Officers and Directors”.

The nominating and governance committee identifies and recommends to the board individuals to serve as directors and as nominees for election as directors of the Company and develops, recommends and reviews corporate governance principles applicable to the Company. In Fiscal 2014, the nominating and governance committee met three times and acted by unanimous written consent three times. The current members of the committee are Messrs. Moulton (Chairman), Kay and Rowe, each of whom has been determined by the board to be “independent” as defined in Section 803A of the NYSE MKT LLC Company Guide. The nominating and governance committee charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com under the heading of “Investors” and subheading of “Corporate Governance”.

The executive committee exercises the powers of the board in the interval between regular meetings of the full board. The executive committee did not hold any formal meetings during Fiscal 2014. The current members of the committee are Messrs. Gilbert (Chairman), Moulton and Rowe. Messrs. Moulton and Rowe have been determined by the board to be “independent” as defined in Section 803A of the NYSE MKT LLC Company Guide. The executive committee charter, which sets forth more specifically the duties and responsibilities of the committee, is available on our website at www.iec-electronics.com under the heading of “Investors” and subheading of “Corporate Governance.”

Nominating Process

The process followed by the nominating and governance committee to identify and evaluate candidates includes requests to board members, the chief executive officer, and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates. The nominating and governance committee also will consider director candidates recommended by stockholders. Nominations of persons for election to our board may be made at a meeting of stockholders only (i) by or at the direction of the board; or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals and director nominations due for next year’s annual meeting?”. In addition, stockholders who wish to recommend a prospective nominee for the nominating and governance committee’s consideration should submit the candidate’s name and qualifications to: Corporate Secretary, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

In evaluating the suitability of candidates to serve on the board of directors, including stockholder nominees, the nominating and governance committee seeks candidates who are independent pursuant to the NYSE MKT independence standards and meet certain selection criteria established by the committee. The specific criteria required for the selection of each board member will be determined from time to time within the context of the current member composition of the board of directors and the evolving needs of the Company based on business strategy and current senior management competencies. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the board as a whole.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2014, Florence D. Hudson, John Carlton Johnson, Eben S. Moulton and Jerold L. Zimmerman served on our compensation committee. No member of our compensation committee: (1) was an officer or employee of the Company during Fiscal 2014; (2) was formerly an officer of the Company or (3) had any relationship requiring disclosure in this proxy statement as a related person transaction pursuant to SEC rules.

In addition, during Fiscal 2014 none of our executive officers served: (1) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee, (2) as a director of another entity, one of whose executive officers served on our compensation committee or (3) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Stock Ownership Guidelines

The board believes that it is important for directors to maintain an equity position in IEC to further align their interests with those of our stockholders and to demonstrate their commitment to the long term success of the Company. Our board established stock ownership guidelines for the directors that became effective on October 1, 2009. The guidelines require that the directors own, at a minimum, that number of shares of common stock with a value equal to three times the director’s annual board retainer ($32,000, for Fiscal 2014) within three years from the later of October 1, 2009 or the date the director was elected to the board. At October 1, 2014, the stock ownership requirement was 20,824 shares. Unexercised stock options

(whether or not vested) do not count toward a director’s ownership for purposes of these guidelines. Currently, all the directors are in compliance with these guidelines.

Code of Ethics and Whistleblower Policy

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and other executive officers) and employees. It is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure. We also maintain a whistleblower policy, which encourages the Company’s employees to report illegal activities and business conduct that would damage the Company’s good name, business interests and its relationships with stockholders, suppliers, residents and the community at large. The Code of Business Conduct and Ethics and the Whistleblower Policy are distributed to all employees of the Company who in turn acknowledge, in writing, receipt of this information.

Availability of Corporate Governance Documents

We make available to the public a variety of corporate governance information on our website (www.iec-electronics.com) under “Investors– Corporate Governance”. Information on our website includes our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Governance Committee Charter, the Executive Committee Charter, our Related Person Transactions Policies and Procedures, and our Whistleblower Policy. Information regarding any amendment to, or waiver from, the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer will also be posted in that section of our website.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the board of directors or the relevant board member by addressing communications to:

[Name of director(s) or Board of Directors]
IEC Electronics Corp.
c/o Corporate Secretary
105 Norton Street
Newark, New York 14513

All stockholder correspondence will be compiled by our Corporate Secretary and forwarded as appropriate.

(PROPOSAL 2)

RATIFICATION OF THE SELECTION OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

The audit committee has selected the accounting firm of Crowe Horwath LLP (“Crowe Horwath”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015. Crowe Horwath was selected by the audit committee to replace EFP Rotenberg LLP (“EFPR”) who served as the Company’s independent registered public accounting firm from May 2002 through completion of the Company’s audited consolidated financial statements for Fiscal 2014 and filing of the Company’s Annual Report on Form 10-K in November 2014. The stockholders are being asked to ratify the audit committee’s appointment of Crowe Horwath. Stockholder ratification of the selection of Crowe Horwath is not required by our by-laws or otherwise. However, the board is submitting the selection of our independent registered accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain Crowe Horwath. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of EFPR and Crowe Horwath will be present at the annual meeting, will be given the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

The following table shows the fees that were billed by EFPR for professional services related to Fiscal 2014 and the fiscal year ending September 30, 2013 (“Fiscal 2013”).

Description of Fees	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$178,000	$255,895
Audit-Related Fees	—	—
Tax Fees(2)	900	1,400
All Other Fees(3)	33,025	8,500
TOTAL EFPR Fees	$211,925	$265,795

(1)
Audit fees primarily represent amounts billed for the audit of our annual consolidated financial statements for the respective fiscal years and the reviews of financial statements included in our Form 10-Q quarterly reports for each such fiscal year. Audit fees for Fiscal 2013 include additional billings related to the Fiscal 2013 audit that were not known as of Proxy Statement on Schedule 14A filed on December 27, 2013.

(2)	Tax fees consist of professional services rendered by EFPR primarily in connection with IRS audits in fiscal 2014 and 2013.

(3)
All other fees in Fiscal 2014 are for services rendered in connection with the SEC investigation and subpoena as well as audit services related to our 401(k) plan. All other fees in Fiscal 2013 are for audit services related to our 401(k) plan.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our audit committee charter and pre-approval policies established by the audit committee require that the audit committee review in advance and pre-approve all audit and permitted non-audit fees for services provided to us by our independent registered public accounting firm. The audit committee pre-approved all services performed by, and all fees to be paid to, EFPR in Fiscal 2014 and Fiscal 2013.

Independence Analysis by Audit Committee

The audit committee has considered whether the provision of the services described above was compatible with maintaining the independence of EFPR and determined that it was compatible with the firm’s independence. For each of Fiscal 2014 and Fiscal 2013, EFPR provided no services other than those services described above.

Change in Independent Registered Public Accounting Firm

The Company was notified on September 5, 2014 by its current independent registered public accounting firm, EFPR, that EFPR will not serve as the Company’s independent accounting firm for the Company’s fiscal year ended September 30, 2015 (“Fiscal 2015”). EFPR continued its engagement through completion of the audit of the Company’s financial statements for Fiscal 2014. The Company understands the basis for their decision is that EFPR has made a strategic decision to serve public companies in roles other than as independent auditor.

EFPR’s reports on the financial statements of the Company for each of the past two fiscal years have neither contained an adverse opinion or a disclaimer of opinion, nor been qualified or modified as to uncertainty, audit scope or accounting principles. During the past two fiscal years and the interim periods preceding the date on which EFPR notified the Company that it will decline to stand for re-election, there were no disagreements with EFPR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EFPR, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

The Company provided EFPR with a copy of the foregoing disclosures and requested that EFPR furnish a letter addressed to the SEC stating whether or not it agrees with the disclosures. A copy of such letter, dated September 10, 2014, was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 11, 2014.

On November 18, 2014, the Audit Committee of the Board of Directors engaged Crowe Horwath as the Company’s independent registered public accounting firm for Fiscal 2015.

During the past two fiscal years, the Company did not consult with Crowe Horwath regarding (1) the application of accounting principles to a specified transaction, (2) the type of audit opinion that might be rendered on the Company’s financial statements, (3) written or oral advice provided that would be an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue, or (4) any matter that was the subject of a disagreement between the Company and EFPR as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter is needed to ratify the appointment of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending September 30, 2015. Under Delaware law, an abstention will have the same legal effect as a vote against the ratification of Crowe Horwath, and broker non-votes will have no effect on the outcome of the ratification of the independent registered public accounting firm.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received IN FAVOR OF approval of ratification of the appointment of Crowe Horwath as our independent registered public accounting firm for the fiscal year ending September 30, 2015.

THE AUDIT COMMITTEE AND OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015.

AUDIT COMMITTEE REPORT [1]

Membership and Role of Audit Committee

The audit committee of the Company's board is responsible for providing independent, objective oversight and review of its accounting functions, internal controls and financial reporting process. Currently, the audit committee is comprised of Mr. Kay, Mr. Rowe and Dr. Zimmerman. The audit committee operates pursuant to a written charter adopted by the board of directors which was amended and restated in February 2009 and further amended in November 2013, and may be found on the Company's website www.iec-electronics.com under the heading of “Investors” and subheading of “Corporate Governance”. The audit committee believes that each of its members is independent as defined by NYSE MKT rules and applicable SEC rules and regulations. During Fiscal 2014, the committee met nine times and acted once by written consent. The committee’s meetings include, no less frequently than quarterly, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management.

Management has the primary responsibility for the financial statements and the reporting process, including the Company's system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company's independent accountants are responsible for performing an independent audit of those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes on behalf of the board. The members of the audit committee are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management or the independent auditors.

Review of the Company's Audited Financial Statements

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Company's Annual Report on Form 10-K for Fiscal 2014 with management and discussed the quality and acceptability of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the Company's financial statements.

1 The material in this audit committee report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including PCAOB Auditing Standard No. 16 Communication with Audit Committees, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, discussed with the independent auditors the auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

The audit committee discussed with the Company's independent auditors the overall scope and plans for their audit. The audit committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on these reviews and discussions, the audit committee recommended to the Company's board of directors (and the board has approved) the inclusion of the Company's audited financial statements for the fiscal year ended September 30, 2014 in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for filing with the SEC.

The audit committee selects the Company’s independent registered public accounting firm annually and has submitted such selection for the fiscal year ending September 30, 2015 for ratification by stockholders at the Company’s annual meeting.

Audit Committee

Edward W. Kay, Jr., Chairman
James C. Rowe,
Jerold L. Zimmerman

(PROPOSAL 3)

CONSIDERATION OF AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving the compensation paid to our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion in this proxy statement under the caption “Compensation of Named Executive Officers and Directors” beginning on page 21 of this proxy statement. At our 2013 annual meeting of stockholders, we recommended, and our stockholders approved, that we hold this non-binding, advisory vote on executive compensation on an annual basis.

The board of directors requests that stockholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

We believe that our compensation policies and procedures are effective in achieving IEC’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating the executives to remain with the Company for long and productive careers. These policies and procedures are described below under the section “Compensation of Named Executive Officers and Directors”. The compensation committee of our board of directors, composed entirely of independent directors, in consultation with consultants from time to time, oversees our compensation programs and monitors policies to ensure that those policies are appropriate.

We urge stockholders to read the section entitled “Compensation of Named Executive Officers and Directors” beginning on page 21 of this proxy statement, including the 2014 Summary Compensation table and related tables and narrative included within that section, which provide detailed information on IEC’s compensation policies and practices and the compensation of our named executive officers. As discussed in greater detail in that section, our executive compensation program consists of four principal components: (1) base salary, (2) annual cash incentive compensation, (3) long-term equity compensation, and (4) perquisites and personal benefits. We believe that we have established reasonable base salaries as well as total compensation for our executive officers based on internal comparability and external market data, as well as individual responsibilities and performance. We believe that the cash bonuses paid under our annual incentive plan should and do reward the named executive officers for business and individual performance, encourage effective short-term performance while balancing that approach with a long-term focus, and put a significant portion of total compensation opportunity at risk. We believe that awards granted under our long-term equity incentive plan give our named executive officers a meaningful equity stake in our business and encourage performance by our named executive officers that increases long-term stockholder return, and also serve as an effective tool in attracting and retaining experienced and skilled executive officers. The perquisites and personal benefits paid to our named executive officers are minimal.

Non-Binding Resolution

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the board of directors or the compensation committee of the board of directors, and may not be construed as overruling any decision made by the board. However, the board and the compensation committee will take the voting results into account when evaluating our executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter is needed to approve the non-binding resolution approving the compensation paid to our named executive officers. Under Delaware law, an abstention will have the same legal effect as a vote against approval of this non-binding resolution, and broker non-votes will have no effect on the outcome of the vote.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of approval of the non-binding resolution approving the compensation paid to our named executive officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our chief executive officer, our two other most highly compensated executive officers serving at the end of Fiscal 2014, and one former executive officer, who would have been one of our most highly compensated executive officers during Fiscal 2014 but for the fact that he was no longer serving as an executive officer at the end of Fiscal 2014 (collectively, the “named executive officers”).

W. Barry Gilbert - Chairman and Chief Executive Officer (“CEO”)
Michael T. Williams - Vice President, Finance and Chief Financial Officer (“CFO”)
Brett E. Mancini - Vice President, Business Development and Engineering Solutions (“VP”)
Vincent A. Leo - Former Chief Financial Officer (“former CFO”)

General Information

The following discussion provides a summary of our compensation policies and the compensation decisions made with respect to our named executive officers.

Objective of Our Compensation Program

The goal of our executive compensation program is to support the attainment of our long and short-term strategic and financial objectives, thereby aligning the interests of the Company’s executives with the interests of stockholders. Our executive compensation program is intended to provide a competitive program that enables us to attract, motivate, and retain the key executives required to enhance stockholder value.

The Company’s Approval and Decision Making Process

The compensation committee of our board of directors (the “Committee”) reviews and recommends to the full board all compensation decisions regarding our directors and chief executive officer, and reviews and approves all compensation decisions regarding our other named executive officers. The Committee approves equity awards for the Company’s other employees, including by delegation to the Company’s CEO the authority to award at his discretion up to a specified number of stock options to non-executive employees for special performance or recruitment to the Company. In Fiscal 2014, an aggregate of 50,500 options was granted to non-executive employees and new hires pursuant to such delegated authority. Additionally, an aggregate of 225,703 shares of restricted stock was issued by the Committee to key employees, including members of the senior management team.

In order to maintain market competitiveness the Committee periodically reviews relevant competitive data provided by third party compensation professionals for the purpose of understanding current compensation practices. The Committee last engaged a compensation consultant, Grahall Partners LLC, to assist the Committee in reviewing compensation for our executive officers and directors in the fiscal year ended September 30, 2012 ("Fiscal 2012"). The Committee does not have a formal policy of “benchmarking” named executive officer compensation or director compensation against a certain percentile of the market data or using the market data to establish the level or mix of compensation. Rather, it uses market data as one reference point among a number of factors in evaluating compensation. The Committee also considers factors described in more detail below in “Compensation of Our Named Executive Officers – Elements”.

Starting in Fiscal 2013, the Committee considered the results of the stockholder advisory vote on executive compensation at the most recent annual meeting of stockholders. Approximately 86% of stockholders who voted on the say-on-pay proposal at the 2014 Annual Meeting voted to approve the Company’s executive compensation.

Compensation of Our Named Executive Officers – Elements

The compensation program for the named executive officers consists of the following elements:

•	Base salary compensation;

•	Annual cash incentive compensation;

•	Long-term equity incentive compensation; and

•	Perquisites and other personal benefits.

Our named executive officers are also entitled to participate in a deferred compensation plan and a 401(k) savings plan, both described below.

The Committee has designed an executive compensation program consisting of these elements, which are intended to work together to provide a total compensation package that is reasonable, competitive and related to both the Company’s performance and the individual performance of Company employees, including our named executive officers. The philosophy guiding the Committee in establishing the Company’s compensation policies and practices is to establish a program that:

•	is competitive with the market in order to help attract, motivate and retain highly qualified employees and executives;

•
creates a performance-based link between executive compensation and the attainment of financial, operational and strategic goals that we believe are critical drivers of sustained value creation over the long term;

•	aligns our executives’ interests with the interests of our stockholders;

•	does not create excessive risk taking behavior by our employees and executives; and

•	fosters a long-term commitment by executives.

Mr. Leo, our former CFO, did not participate in any of the compensation programs described above. He was not an employee of the Company, but rather performed his services under an engagement letter between the Company and Insero more particularly described in “Certain Relationships and Related Person Transactions – Policies and Procedures for Review, Approval and Ratification of Related Person Transactions” on page 34.

Base Salary Compensation

Base salaries are used to provide a fixed amount of compensation for the named executive officer’s regular work. The salaries of the named executive officers are reviewed on an annual basis, as well as at the time of promotion or other change in responsibilities. Salaries are developed for each position using internal comparability, external market data collected through Grahall, affordability, the responsibilities and scope of each position, and experience, skills and leadership capabilities required to perform each position.

For the named executive officers, other than the CEO, the CEO prepares a salary recommendation following a review of individual performance and the factors described above. The recommendation is presented to the Committee. The Committee relies in part on the CEO’s evaluation of each other named executive officer’s performance in deciding whether to make an adjustment to each executive’s salary in a given year. In the case of a change in role, careful consideration is given to the new responsibilities, internal pay practices and external market data, in addition to past performance and experience. With respect to the base salary of the CEO, the board considers individual and Company performance, as well as affordability for the Company and external market practices prior to recommending any changes.

Changes in the CEO’s compensation are generally effective on November 1 of each year, and compensation changes for other executives are typically effective on January 1 of each year. With respect to executive officers serving at the end of Fiscal 2014, for Fiscal 2013, the Committee recommended, and the board approved, a 7% increase in Mr. Gilbert’s salary, from $326,000 to $350,000, and for Fiscal 2014 no change was made to his salary. In Fiscal 2014 Mr. Mancini’s salary of $183,000, and Mr. Williams’s salary of $185,000, were approved by the Committee in connection with their appointments as executive officers on January 29, 2014 and February 8, 2014 respectively.

Our former executive officer, Mr. Leo, served as our chief financial officer during Fiscal 2013 and until June 1, 2014, remained a principal and shareholder of Insero during the entire period of his service, and was compensated by Insero, as more fully described below under “Certain Relationships and Related Person Transactions”. The Company did not pay any base salary directly to Mr. Leo.

Annual Cash Incentive Awards

Our employed named executive officers are eligible for awards of annual cash bonuses under our annual management incentive plan (“MIP”). The incentive plan for Fiscal 2014 (the “2014 MIP”) was designed to reward executives and management for overall Company performance with respect to increases in net income before taxes and incentives and sales. The incentive bonuses under the MIP are generally granted based on a percentage of each named executive officer’s base salary earned during the fiscal year. We believe this variable performance plan aligns the interests of our named executive officers with our stockholders’ interest in improving the financial strength of the Company as it continues to grow.

The 2014 MIP linked awards to performance results and was designed to provide cash incentive awards to the participating executive officers of the Company (“Participants”). For Fiscal 2014, the Participants consisted of our CEO, our CFO and our VP. Because Mr. Leo, our former CFO, was not an employee of the Company, he was not eligible to receive awards under the 2014 MIP. The 2014 MIP was finalized by the Committee on November 13, 2013.

Each Participant was eligible to receive an award, if any, determined on the basis of the degree of achievement of certain specified fiscal year performance objectives (“Goals”). For Fiscal 2014, Goals were based upon the following measurements:

(i)
Net Income Before Taxes and Incentives -- Adjustments are made for gains or losses from non-operating events such as acquisition escrow clawbacks, and calculations exclude the impact of unbudgeted legal and accounting fees and director’s and officer’s insurance payments arising from the restatement of the Company’s earnings described in its Annual Report on Form 10-K/A and Quarterly Report on Form 10-Q/A, each filed with the Securities and Exchange Commission on July 3, 2013

(ii)    Sales

The Committee assigned a weighting factor of 50%, to each Goal for each Participant, with the total of the weighting factors for each Participant being 100%.

The Compensation Committee established:

(i)	as a precondition for payment of any awards, the Company had to have positive net income for Fiscal 2014 ("Plan Threshold"),

(ii)
minimum plan entry performance levels for each Goal for each Participant (“Minimum(s)”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value,

(iii)    a target goal (the “Target”) for each Goal for each Participant based on the Company budget, and

(iv)    a maximum cap ("Maximum") of 200% of the Target percentage of base salary.

If all Targets were achieved, Awards would be earned by Participants equal to the following percentages of base salary: (i) for the CEO - 60%, (ii) for the CFO- 45%, pro rated for the portion of the year worked, with a minimum of $50,000 provided he remains employed on the date of filing of the Company’s Annual Report of Form 10-K for Fiscal 2014, and (iii) for the VP- 50%. If performance was less than Target but at least the Minimum the Participants would receive a prorated Award between the Minimum and the Target based upon actual performance. If achievement was in excess of Target, the Award would be prorated between the Target and the Maximum. At the Minimum, entry is at 5% of base salary for each Goal. For performance from Minimum to Target, and from Target to Maximum, Awards are measured prorated linearly. The Compensation Committee retained the right to review and consider performance above the 200% cap. No Award would be made with respect to a Goal if the applicable Minimum was not achieved.

After the end of the fiscal year, the Compensation Committee determines the extent to which the Goals have been achieved by each respective Participant and calculates the amount of the Award to be paid to each (the “Calculated Award”). However, the Compensation Committee with approval of the independent members of the Board of Directors in the case of the CEO, and the Compensation Committee in consultation with the CEO in the case of other Participants, may modify the Calculated Award by plus or minus up to 25%.

The Compensation Committee reserved the right in its discretion to modify or waive categories or goals. Among others, the Goals set forth in the 2014 MIP are based upon the organic growth of the Company and do not reflect the impact of any acquisitions, the impact of which, if any, would be separately reviewed by the Compensation Committee.

Payment of any Award to a Participant is made within fifteen (15) days after receipt by the Company of the audited financial statements for the applicable fiscal year. In order to receive an Award, a Participant must be an employee of the Company on the date such Award is to be paid.

The following tables set forth the Fiscal 2014 Targets (weighted as a percentage of targeted bonus) and potential payout amounts for each of the named executive officers, at the threshold, targeted and maximum performance levels. The threshold award level must have been exceeded after taking into consideration the impact of the payment of any bonus under the MIP before there can be any payout.

W. Barry Gilbert, Chairman & CEO:

		Entry Threshold		Target		Maximum
Component	Weight	Goal	Payout	Goal	Payout	Goal	Payout
		(in thousands)		(in thousands)		(in thousands)
NIBT & Incentive	50%	$1,118	$17,500	$9,463	$105,000	$15,853	$210,000
Sales	50%	148,694	17,500	159,026	105,000	166,775	210,000
Total Potential:	100%		$35,000		$210,000		$420,000

Michael T. Williams, Vice President, Finance and Chief Financial Officer:

		Entry Threshold		Target		Maximum
Component	Weight	Goal	Payout(1)	Goal	Payout	Goal	Payout
		(in thousands)		(in thousands)		(in thousands)
NIBT & Incentive	50%	$1,118	$9,250	$9,463	$41,625	$15,853	$83,250
Sales	50%	148,694	9,250	159,026	41,625	166,775	83,250
Total Potential:	100%		$18,500		$83,250		$166,500
 (1) For Fiscal 2014 only, subject to proration for portion of year worked and a minimum payout of $25,000 if employed on July 15, 2014 and additional $25,000 if employed at time of filing of Annual Report on Form 10-K ("2014 10-K")

Brett E. Mancini, Vice President, Business Development and Engineering Solutions:

		Entry Threshold		Target		Maximum
Component	Weight	Goal	Payout	Goal	Payout	Goal	Payout
		(in thousands)		(in thousands)		(in thousands)
NIBT & Incentive	50%	$1,118	$9,150	$9,463	$45,750	$15,853	$91,500
Sales	50%	148,694	9,150	159,026	45,750	166,775	91,500
Total Potential:	100%		$18,300		$91,500		$183,000

No MIP awards were earned related to Fiscal 2014 with the exception of the guaranteed minimum of $50,000 for Mr. Williams described above, $25,000 of which was earned on filing the Company's 10-K for fiscal 2014 during fiscal 2015. The actual cash incentive awards paid to our named executive officers for Fiscal 2013 and Fiscal 2014 performance are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 28.

Long-Term Equity Incentive Awards

The purpose of the Company’s Long-Term Incentive Plan (“LTIP”) is to motivate the Company’s executives and certain designated key employees to enhance the long-term value of the Company by aligning their interests with those of the stockholders. Because Mr. Leo, our former chief financial officer, was not an employee of the Company, he was not eligible to participate in the LTIP during Fiscal 2014. However, in Fiscal 2012, Mr. Leo received an award of 20,000 shares of restricted stock in connection with his appointment as our chief financial officer. 2,000 of these shares vested in Fiscal 2013 and an additional 6,000 shares vested in Fiscal 2014. The remaining unvested shares were forfeited when Mr. Williams replaced Mr. Leo as our CFO. We have been advised that originally Mr. Leo held the restricted such shares for the benefit of Insero, but as part of Insero’s compensation arrangements with Mr. Leo, Insero agreed that 2,000 of the vested shares would no longer be held for the benefit of Insero and instead would be held by Mr. Leo without further beneficial interest of Insero.

Equity-based compensation and ownership is intended to ensure that our named executive officers and other key employees have a continuing investment in the long-term success of the Company. The Committee believes that methods of equity-based incentive compensation, such as restricted stock, are critical in motivating the long-term creation of stockholder value and in attracting and retaining key employees with outstanding abilities and skills. For Fiscal 2014, equity-based compensation awarded to our named executive officers was awarded under the Company’s stockholder-approved 2010 Omnibus Incentive Compensation Plan (the “2010 Plan”).

The LTIP for Fiscal 2014 (the “2014 LTIP”) provided for awards of restricted stock to be made under the 2010 Plan, to enable and encourage participants to increase their ownership in the Company by rewarding achievement of a high level of corporate financial performance through providing opportunities to participate in stockholder gains. The 2014 LTIP was approved by the Committee at its meeting on November 13, 2013.

The LTIP measures Company performance over a one-year fiscal period and the award is paid out at the end of the fiscal period based on the attainment of annual performance goals, measured company-wide and pre-established by the Committee. The Committee established a single performance goal (“Performance Goal”) for Fiscal 2014, revenue growth, which is the metric that the Committee believes is key to building long-term stockholder value. Revenue growth was chosen as an objective measure of building long-term stockholder value because it best captures the nature of the Company’s business strategy. The Company’s customers seek contract manufacturing partners that provide high quality, long-term stable capabilities that enhance their supply chain. Establishing and growing these relationships requires several years to build trust, and once that trust is established, these relationships can extend over several years. Moreover, potential customers often rely on the

Company’s current customers as tangible signals of the Company’s capabilities. Growing revenues today generates future revenues and hence future value for the shareholders.

The Committee also establishes:

(i)
a minimum entry performance level for the Performance Goal (“Performance Goal Minimum”), set at a level in excess of prior fiscal year achievement to assure that stockholders receive the first portion of the benefit of increased value, and

(ii)	a target goal (the “Target”) for the Performance Goal based on the Company budget.

If the Performance Goal was achieved at Target, the respective Participants would earn awards with a value equal to the following percentages of base salary: (i) for the CEO - 60%, (ii) for the VP - 30% and (iii) for other Participants - 20%. For Fiscal 2014 the CFO, Mr. Williams, was not eligible to participate in the LTIP, and instead received a grant of 50,000 shares of restricted stock vesting 10%, 20%, 30% and 40%, respectively, on the second through fifth anniversary dates of his employment.

If performance was less than the Target, but at least the Performance Goal Minimum, the award would be pro rated, using a calculation base of 50% of the award at Target for achievement at exactly the Performance Goal Minimum. If the Target was surpassed, the award at Target would increase pro rata up to a cap of 200% of the Target level award. The Compensation Committee reserved the right to review and consider performance above the 200% cap. No award would be made if the Performance Goal Minimum was not achieved.

The equivalent dollar value of each award, as calculated based on the applicable percentage of base salary, is the “Calculated Value”. For Fiscal 2014, each award would be calculated in the following way. The number of shares of restricted stock awarded is equal to the Calculated Value divided by the average closing price of the Company’s common stock on the NYSE MKT for all trading days falling within the period beginning July 1, 2014 and ending September 30, 2014.

After the end of the fiscal year, the Committee determines the extent to which the Performance Goal has been achieved and approves the amount of the award to be paid to each participant. However, (i) based on his evaluation of a Participant’s performance, the CEO may recommend that the Calculated Value for that Participant be modified by plus or minus up to 25%, and (ii) the Committee may recommend that the Calculated Value for the CEO be modified by plus or minus up to 25%. All modifications to a Calculated Value for any participant must be approved by the Committee. Additionally, any modification to the Calculated Value for the CEO must be approved by the independent members of the board of directors. Use of the modification factor is not expected to be an annual event, but is to be used sparingly, when the actual results achieved, whether positive or negative, are not appropriately reflected in the Calculated Value.

All LTIP awards are evidenced by a Restricted Stock Award Agreement in the manner set forth in 2010 Plan. Each award would be subject to a five-year period of restriction, during which period the unvested restricted stock may not be sold or otherwise transferred. As to one half (1/2) of the restricted shares, the restrictions would lapse and the shares would vest on the date four (4) years after the date the award is granted. As to the other one half (1/2) of the shares, the restrictions would lapse and the shares would vest on the date five (5) years after the date the Award is granted. If a Participant’s employment with the Company is terminated for any reason whatsoever, other than death, disability, retirement or change in control, before the lapse of the restrictions, the unvested restricted stock would be deemed forfeited by the participant and would be returned to or cancelled by the Company. The Restricted Stock Award Agreements may contain such other terms and conditions deemed appropriate by the Compensation Committee. Such provisions need not be uniform among all grants of Awards among all Participants.

Awards earned as provided above generally are made within 15 days after receipt by the Company of the audited financial statements for the applicable fiscal year. In order to receive an award, a participant must be an employee of the Company on the date such award is granted. For purposes of the LTIP, the grant date is the date on which the Committee approves the awards for all Participants except the CEO, for whom the grant date is the date on which the board approves the award.

The Committee reserves the right in its discretion to modify categories or goals. In addition, (i) the Committee may adjust the plan for non-operating events that affect goals, and (ii) the Performance Goal set forth in the 2014 LTIP is based upon the organic growth of the Company. The impact of acquisitions would be reviewed separately by the Committee.

The following table sets forth the 2014 LTIP Performance Goal at the threshold, Target and maximum level.

Component	Threshold	Target	Maximum
Revenue (in thousands)	$148,694	$159,026	$166,775

To the extent the Performance Goal was achieved, the Calculated Value would be determined for each Participant.

Because equity awards under the LTIP are based on the prior fiscal year’s performance, they are not granted until after the end of the fiscal year and the completion of our audited financial statements. Therefore, awards related to performance in one fiscal year are not reflected in any of the compensation tables in this proxy statement for that fiscal year. Instead, they are included in the compensation tables for the following fiscal year. Thus, awards for Fiscal 2013 performance would be reflected in Fiscal 2014 and awards for Fiscal 2014 performance would be reflected in Fiscal 2015; provided, however, no awards were earned for either Fiscal 2013 or Fiscal 2014 performance.

The restricted share awards included in the Executive Officer Compensation Tables section that follows this section reflect awards granted to the CFO and VP in Fiscal 2014 outside the 2014 LTIP in connection with their appointments as executive officers. In recognition of his appointment as an executive officer in Fiscal 2014, Mr. Mancini, the VP, received a grant of 30,000 restricted shares vesting 10%, 20%, 30% and 40%, respectively, on the first through fourth anniversary dates of such appointment. Mr. Williams also received a grant of 50,000 restricted shares in connection with his employment by the Company as its Vice President, Finance, vesting on the same schedule.

Perquisites and Personal Benefits

In Fiscal 2014, the Company paid $17,941 in premiums in lieu of salary for long term care insurance contracts for Mr. Gilbert and his wife, and $9,177 in premiums with respect to life insurance policies maintained for his benefit. Although the Company pays only a portion of medical insurance premiums for all employees, the Company paid the full premium for a family plan for Mr. Gilbert, resulting in payments over and above the Company plan of $5,022.

In Fiscal 2014, the Company paid $1,109 in premiums in lieu of salary for life insurance policies maintained for the benefit of Mr. Mancini.

Deferred Compensation

Effective January 1, 2009, the Company established the IEC Electronics Corp. Management Deferred Compensation Plan (the “Deferred Compensation Plan”) which allows certain designated employees, including the named executive officers, to defer up to 100% of their base salary and up to 100% of any performance-based incentive bonus on a tax-deferred basis. On the last day of each quarter, the Company credits the deferred account with interest which is based on the average interest rate paid by the Company to its senior lender. Deferred compensation will be paid to a participant upon separation from service on the date and in the manner elected by the participant in his/her deferred compensation agreement. If no election is made, the deferred account will be paid out in quarterly installments over ten years beginning January 1 of the year following separation from service. Deferred amounts may not be withdrawn prior to their payment start date, except to meet an “unforeseeable financial emergency” (in the Committee’s discretion) or in the event of a change in control of the Company. Payments to “key employees” as defined under the Federal tax laws are delayed at least six months after termination of employment. During Fiscal 2014, only Mr. Gilbert elected to defer a portion of his compensation. Amounts deferred by Mr. Gilbert are included in the Summary Compensation Table but were deducted from the Company’s cash salary payments to him and deferred by him pursuant to the Deferred Compensation Plan. In Fiscal 2014 and 2013 the average interest rate paid by the Company to its senior lender exceeded 120% of the applicable federal rate of interest (“AFR”). The amount of interest in excess of 120% of AFR was $1,313 and $275, for Fiscal 2014 and 2013, respectively. The excess interest is reflected in the Summary Compensation Table.

Retirement Benefits

All employees, including our named executive officers, are eligible to participate in the Company’s 401(k) Employee Savings Plan (“Savings Plan”). The Savings Plan is a defined contribution tax-qualified retirement savings plan pursuant to which employees are able to contribute a portion of their eligible cash compensation to the Savings Plan. The Company matches up to 1.5% of contributions made by participating employees of our IEC Electronics Corp – Albuquerque subsidiary and beginning June 28, 2014, 2014, up to 1.5% of contributions made by other participating Company employees. None of our named executive officers is covered by a pension plan.

Executive Officer Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for Fiscal 2014 and Fiscal 2013. A description of the material factors necessary to understand the information in the table is contained above in the “Base Salary Compensation,” “Annual Cash Incentive Awards,” and “Long-Term Equity Incentive Awards” subsections of “Compensation of Named Executive Officers and Directors - General Information. More detailed information also is presented in the other tables and in the footnotes to the tables.

Name and Principal Position	Year	Salary (1)	Stock Awards (2) (3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5) (6)	Total
W. Barry Gilbert,	2014	$359,093	$—	$—	$—	$33,453	$392,546
Chairman & CEO	2013	$348,154	$135,547	$—	$—	$31,903	$515,604
Michael T. Williams	2014	$111,742	$206,000	$—	$25,000	$—	$342,742
VP and CFO	2013	$—	$—	$—	$—	$—	$—
Brett E. Mancini	2014	$187,374	$122,400	$—	$—	$1,109	$310,883
VP	2013	$—	$—	$—	$—	$—	$—
Vincent A. Leo,	2014	$—	$—	$—	$—	$237,500	$237,500
Former CFO	2013	$—	$—	$—	$—	$329,000	$329,000

(1)
The “Salary” column reflects the base salary actually paid to each of our named executive officers during the applicable fiscal year, which may differ from the salary described in “Compensation of Named Executive Officers - Base Salary Compensation” due to effective dates for increases that do not fall on the first day of the fiscal year and pay periods that may overlap fiscal years. The amounts shown for Mr. Gilbert include any portion of base salary deferred and contributed by him to our Deferred Compensation Plan.

(2)
Restricted share awards were granted to the named executive officers in Fiscal 2013 based upon the achievement of certain performance targets in Fiscal 2012. In Fiscal 2013 for Fiscal 2012 performance, Mr. Gilbert was awarded 19,616 restricted shares, and Mr. Mancini was awarded 3,012 restricted shares. All awards were made under the LTIP for Fiscal 2013 as described in the Company’s definitive proxy statement on Schedule 14/A filed with the SEC on December 27, 2013. Provided that the executive officer remains employed by the Company, 50% of awards granted in Fiscal 2013 will vest on each of November 26, 2016 and 2017.

Restricted share awards granted in Fiscal 2014 were granted outside the 2014 LTIP, and were granted in connection with the appointments of Mr. Williams and Mr. Mancini as executive officers of the Company.

(3)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC 718. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of common stock on the date of grant. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the named executive officers and do not represent actual cash compensation paid to the recipient. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions.

(4)
The amounts shown reflect cash amounts paid for services performed in Fiscal 2014 under our 2014 MIP, described on page 23, “Annual Cash Incentive Awards,” and for services performed in Fiscal 2013 under our MIP for fiscal 2013 as described in the Company’s definitive proxy statement on Schedule 14/A filed with the SEC on December 27, 2013. Payouts were determined by our board, in the case of Mr. Gilbert, and by the Committee, in the case of the other named executive officers, in November 2014 for Fiscal 2014 performance, and in November 2013 for Fiscal 2013 performance. No awards were earned in Fiscal 2014 or Fiscal 2013 except by Mr. Williams. As a condition to his employment by the Company, Mr. Williams was guaranteed a minimum $25,000 payout under the 2014 MIP if he remained employed on July 15, 2014, and an additional $25,000 payout if he remained employed at the time the 2014 10-K was filed. He was employed on each of such dates. Thus, the first $25,000 payout was earned in Fiscal 2014 and the remaining payout was earned and will be reported in fiscal 2015.

(5)
Amounts shown for Fiscal 2014 include $17,941 in premiums paid on long-term care insurance contracts for Mr. Gilbert and his wife, in accordance with Section 7702B of the Internal Revenue Code, $9,177 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Gilbert, and $12,967 being the full medical insurance premiums paid for Mr. Gilbert and his wife (of which $5,022 would otherwise be paid by the Company in connection with its non-discriminatory contribution to health insurance plans covering all employees). Amounts shown for Fiscal 2013 include $17,373 in premiums paid on long-term care insurance contracts for Mr. Gilbert and his wife, in accordance with Section 7702B of the Internal Revenue Code, $10,149 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Gilbert, and $11,430 being the full medical insurance premiums paid for Mr. Gilbert and his wife (of which $4,106 would otherwise be paid by the Company in connection with its non-discriminatory contribution to health insurance plans covering all employees). Amounts shown in Fiscal 2014 include $1,109 in insurance premiums paid with respect to policies of life insurance maintained for the benefit of Mr. Mancini.

(6)
In the case of Mr. Leo, “All Other Compensation” for Fiscal 2014 and Fiscal 2013, respectively, reflects fees paid to Insero under the agreement between IEC and Insero pursuant to which Mr. Leo served as our chief financial officer. As a principal in and shareholder of Insero, Mr. Leo received a set distribution that was not affected by the arrangements in the engagement letter between the Company and Insero, provided, however, after the end of each year he was eligible for a bonus determined by a committee of Insero, of which he is not a member. The bonus was dependent upon performance of Insero as a whole as well as his individual contributions. Therefore, Mr. Leo’s compensation was not directly tied to the dollar value of the transactions between Insero and IEC. In addition, the Company also reimbursed Insero for Mr. Leo’s business expenses in accordance with the same policy applicable to all Company employees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning stock options and stock awards held by the named executive officers at September 30, 2014.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
W. Barry Gilbert	—	—	$—	—	36,231	$163,402
Michael T. Williams	—	—	—	—	50,000	$225,500
Brett E. Mancini	40,000	—	$1.88	1/21/2015	36,012	$162,414
Vincent A. Leo	—	—	—	—	—	—

(1)
Stock awards included in the above table to W. Barry Gilbert reflect restricted share awards granted in Fiscal 2013 and 2012 and were based upon the achievement of certain performance targets in Fiscal 2012 and 2011, respectively. Stock awards included in the above table to Brett E. Mancini reflect restricted share awards granted in Fiscal 2014, 2013 and 2012, some of which were based upon the achievement of certain performance targets in Fiscal 2012 and 2011. All unvested restricted share awards were granted under the 2010 Plan.

(2)
In connection with termination of Insero’s arrangement to provide Mr. Leo’s services as CFO in June 2014, all of Mr. Leo’s unvested restricted stock was forfeited under the terms of the applicable award agreement. As a result, Mr. Leo did not hold any unvested restricted stock at September 30, 2014.

(3)	Awards shown in the table are subject to the following vesting periods:

a.	Awards to Mr. Gilbert not fully vested on September 30, 2014 were granted on the dates below, and the unvested portions vest on the dates shown below:

Grant Date	Remaining Vesting Dates/Amounts
February 1, 2012	February 1, 2016	8,308 shares
	February 1, 2017	8,307 shares
November 26, 2012	November 26, 2016	9,808 shares
	November 26, 2017	9,808 shares

b.	Awards to Mr. Williams not fully vested on September 30, 2014 were granted on the dates below, and the unvested portions vest on the dates shown below:

Grant Date	Remaining Vesting Dates/Amounts
February 11, 2014	February 11, 2016	5,000 shares
	February 11, 2017	10,000 shares
	February 11, 2018	15,000 shares
	February 11, 2019	20,000 shares

c.	Awards to Mr. Mancini not fully vested on September 30, 2014 were granted on the dates below, and the unvested portions vest on the dates shown below:

Grant Date	Remaining Vesting Dates/Amounts
January 6, 2012	January 6, 2016	1,500 shares
	January 6, 2017	1,500 shares
November 26, 2012	November 26, 2016	1,506 shares
	November 26, 2017	1,506 shares
January 29, 2014	January 29, 2015	3,000 shares
	January 29, 2016	6,000 shares
	January 29, 2017	9,000 shares
	January 29, 2018	12,000 shares

d.
During the applicable restriction period, the unvested restricted shares cannot be sold or otherwise transferred in any manner. Vesting of all restricted share grants is generally subject to each such named executive officer continuing to be employed by us on the vesting date, and shares vest upon specified events such as a change in control of the Company.

(4)
The market value shown was determined by multiplying the number of restricted shares that have not vested by the $4.51 closing market price per share of IEC common stock on the NYSE MKT on September 30, 2014, the last trading day of our fiscal year.

Employment Agreements and Change in Control Agreements

Employment Agreement – W. Barry Gilbert

The Company entered into an Amended and Restated Employment Agreement with Mr. Gilbert dated December 16, 2013 (the “2013 Agreement”). The 2013 Agreement provides for Mr. Gilbert’s continued employment as IEC’s Chief Executive Officer until the Board terminates his status as CEO (the “CEO Term”). In addition, the 2013 Agreement provides that upon the expiration of the CEO Term, the Company will employ Mr. Gilbert for a twelve-month period to assist with transition matters, unless earlier terminated (the “Transition Term”). It further provides that Mr. Gilbert will render advisory services to the Board for seven years following the CEO Term (the “Advisory Term”).

During the CEO Term, Mr. Gilbert is entitled to receive an annual initial base salary of $350,000, which is subject to annual review for increases. In Fiscal 2014, Mr. Gilbert’s base salary was $350,000. During the Transition Term, Mr. Gilbert will continue to receive base salary at the rate in effect at the end of the CEO Term. During the Advisory Term, Mr. Gilbert is entitled to receive annual compensation of $89,286, adjusted annually by the Consumer Price Index.

During the CEO Term, Mr. Gilbert is eligible to participate in IEC’s cash and equity incentive plans and programs on the same basis as other senior executives. If the CEO Term ends other than at the end of a fiscal year, Mr. Gilbert will receive half the incentives he would have received at budget and half the incentives he would have received based on actual results, payable after the end of the fiscal year at the same time as payments to other Company executives.

Under the 2013 Agreement, during both the CEO and Transition Terms, Mr. Gilbert is eligible to participate in such health and other group insurance and other employee benefit plans on the same basis as other senior executives, and the Company will pay the full cost of medical insurance for Mr. Gilbert and his wife, or past age 65 the cost of Medicare supplemental insurance. In addition, through the end of the Advisory Term (or if earlier, policy expiration) the Company will maintain a life insurance policy in the amount of $400,000 expiring in 2019, and an additional policy in the amount of $750,000 expiring in 2024, each payable to Mr. Gilbert’s estate.

If the Board terminates Mr. Gilbert without Cause (as defined in the 2013 Agreement, Cause being deemed not to include death or disability) or Mr. Gilbert terminates his employment for Good Reason (as defined in the 2013 Agreement) prior to the end of the Transition Term, Mr. Gilbert is entitled to continue to receive the salary and benefits to which he otherwise would have been entitled through the end of the Transition Term. If a Change in Control occurs during the Transition Term, Mr. Gilbert's salary and benefits for the remainder of the Transition Term are payable in an immediate lump sum. Additionally, if Mr. Gilbert is terminated without Cause or terminates for Good Reason after a Change in Control (as defined in the 2013 Agreement), Mr. Gilbert will continue to receive the Advisory Term payments to which he otherwise would have been entitled. Any provisions in Mr. Gilbert’s restricted stock agreements providing for forfeiture upon termination of employment also are waived and to the extent not yet vested, 50% of the remaining restricted stock will vest on each of the first and second anniversaries of his termination date.

The 2013 Agreement contains provisions which are customary for an executive employment agreement of this type. These include covenants relating to confidentiality, non-competition, non-solicitation of employees, and non-interference with business relationships and apply during the CEO, Transition and Advisory Terms and for a period of 36 months thereafter.

Employment Agreements - Mr. Williams

On February 8, 2014, the Company and Mr. Williams entered into a letter agreement, dated February 11, 2014, and an Employment Agreement, dated February 11, 2014 (collectively, the “Williams Agreements”). Pursuant to the Williams Agreements, Mr. Williams receives a base salary of $185,000 per year, subject to adjustment in the discretion of the Compensation Committee. He participates in Company benefit plans generally applicable to other employees and executives.

Mr. Williams participates in the MIP, generally on the terms established by the Compensation Committee for the applicable fiscal year. In Fiscal 2014, however, contingent upon his being employed on the applicable payment dates, he earned $25,000 payable in the first payroll period after July 15, 2014 and $25,000 payable upon filing of the Company’s Annual Report on Form 10-K for fiscal 2014, or if greater, a payout under terms of the MIP (45% of his base salary at target) pro rated for the portion of fiscal 2014 during which he is employed.

Mr. Williams will not participate in the Company’s LTIP until fiscal 2015, at which time he will participate in the LTIP on the terms established by the Compensation Committee for the applicable fiscal year. In connection with his appointment as an executive officer, Mr. Williams received a grant of 50,000 shares of restricted stock on February 11, 2014, vesting 0%/10%/20%/30%/40% over five years.

If Mr. Williams’s employment is terminated by the Company without Cause (as defined in the Williams Agreements) in the first year of his employment he will receive severance in the form of salary continuation for a period of six months, and if his employment is terminated by the Company without cause thereafter, he will receive severance in the form of salary continuation for a period of twelve months. He also will receive twelve months of severance in the form of salary continuation if he or the Company terminates his employment other than for Cause after a Change in Control (as defined in the Williams Agreements). Mr. Williams’s rights to payments are contingent on confidentiality obligations, and for a period ending eighteen months after his employment terminates on his non-competition and non-solicitation of customers and employees.

Employment Arrangements - Mr. Mancini

The Company has the following arrangements with Brett E. Mancini, Vice President, Business Development and Engineering Solutions.

Mr. Mancini’s base salary is $183,000 per year. He participates in the MIP and the LTIP on the terms established by the Compensation Committee for the applicable fiscal year. Additionally, Mr. Mancini received an award of 30,000 restricted shares on January 29, 2014 in connection with his promotion as an executive officer of the Company. The shares vest over four years (10%, 20%, 30%, and 40%). The Company maintains an $800,000 life insurance policy on Mr. Mancini’s life, payable to his designee.

Mr. Mancini and the Company entered into a Salary Continuation and Non-Competition Agreement effective as of January 29, 2014 (“Mancini Agreement”). The Mancini Agreement provides for at-will employment, and provides for salary continuation payments for a period of one year upon certain terminations of employment. Circumstances that would trigger payments include termination: (a) by the Company without Cause (as defined in the Mancini Agreement), except upon death or disability, prior to or within twelve months following a Change in Control (as defined in the Mancini Agreement); or (b) by Mr. Mancini with Good Reason (as defined in the Mancini Agreement) at any time prior to a Change in Control or for any reason within the twelve months following a Change in Control. The Mancini Agreement provides that he will not (a) disclose confidential information of the Company during or after his employment with the Company; (b) solicit the Company’s customers for fifteen months after termination; (c) solicit the Company’s employees for twelve months after termination; or (d) directly or indirectly compete with the Company during the term of his employment and for fifteen months after termination.

Change in Control

Our 2001 Stock Option and Incentive Plan and our 2010 Omnibus Incentive Compensation Plan, and the stock option and restricted stock award agreements executed thereunder, provide that upon a change in control (as defined in the Plans), unless the board otherwise determines, all outstanding options and restricted stock will immediately become fully vested and exercisable.

Director Compensation

Cash Compensation Paid to Non-Employee Directors

The following table shows non-employee director compensation for Fiscal 2014:

Annual Board Retainer (1)	$32,000, payable in cash or stock (5)
Annual Committee Chair Retainer (2)	$8,000, payable in quarterly installments in cash
Board Meeting Fee (3)	$4,000 payable in quarterly installments at the end of each quarter in cash or stock (5)
Supplemental Fee (4)	$1,000, payable in cash at the end of the fiscal year
Reimbursement for expenses incurred in attending board meetings

(1)	Payable in quarterly installments at the beginning of each quarter.

(2)	Payable in $2,000 installments at the beginning of each quarter.

(3)	Payable in $1,000 installments in connection with each regular quarterly meeting actually attended.

(4)	The supplemental payment will be paid in cash, at the end of the fourth quarter of each fiscal year.

(5)	Non-employee directors may elect to receive payment of their annual board retainer and quarterly meeting fees in cash or in shares of the Company’s common stock.

Equity Compensation Paid to Non-Employee Directors

In Fiscal 2014, each non-employee director was entitled to an annual grant of restricted stock, issued under the 2010 Plan, with a grant-date fair value of $25,000, awarded at the time of the annual meeting of shareholders. The restrictions will lapse and the shares will vest in three (3) equal installments as follows: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and the balance on the third anniversary of the date of grant.

At the time of the 2014 annual meeting of stockholders (January 29, 2014), each of the non-employee directors received the annual restricted share award of 6,127 shares at a market value of $4.08 per share (the closing price of the Company’s common stock on the grant date as reported on the NYSE MKT).

Upon his appointment as a director on February 11, 2014, John Carlton Johnson received a grant of 6,068 shares of restricted stock issued under the 2010 Plan, with a market value of $4.12 per share (the closing price of the Company’s common stock on the grant date as reported on the NYSE MKT). The restrictions will lapse and the shares will vest in three (3) equal installments as follows: 1/3 on the first anniversary of the date of grant, 1/3 on the second anniversary of the date of grant, and the balance on the third anniversary of the date of grant.

Director Compensation Table

The following table summarizes the cash and equity compensation earned by non-employee directors during Fiscal 2014.

Director (1)	Fees Earned or Paid in Cash ($) or Stock (2)	Stock Awards ($) (3)(4)	All Other Compensation ($)(5)	Total ($)
Florence D. Hudson	$37,000	$24,998	$72	$62,070
John Carlton Johnson	$18,000	$25,000	$72	$43,072
Edward W. Kay, Jr.	$42,333	$24,998	$72	$67,403
Eben S. Moulton	$45,000	$24,998	$72	$70,070
James C. Rowe	$39,667	$24,998	$72	$64,737
Jerold L. Zimmerman	$45,000	$24,998	$72	$70,070

(1)
W. Barry Gilbert, the Company’s Chairman of the Board, is not included in this table as he is an employee of the Company and receives no compensation for his services as a director. Compensation earned by Mr. Gilbert during Fiscal 2014 is reflected in the Summary Compensation Table on page 28 of this proxy statement.

(2)
The fees set forth in this column reflect compensation paid in cash or in stock to each director in respect of Fiscal 2014 for board retainers, committee chair retainers, supplemental fees and meeting fees. Each director elected to receive the board and committee chair retainer payments in cash. Payments for board meetings were paid in cash in Fiscal 2014. Each of Messrs. Moulton and Kay and Dr. Zimmerman received an annual retainer for serving as a committee chair during Fiscal 2014.

(3)
The amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC 718. Under ASC 718, the fair value of such stock awards is determined as of the date of grant using the closing market price of common stock on the date of grant. These amounts reflect our accounting for these awards and do not correspond to the actual values that may be realized by the directors and do not represent actual cash compensation paid to the directors. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. The closing market price on the grant date was $4.08 per share on January 29, 2014 and $4.12 per share on February 11, 2014.

(4)
The aggregate number of unvested stock awards at the end of Fiscal 2014 for each non-employee director was: Florence D. Hudson - 8,635 shares, John Carlton Johnson - 6,068 shares, Edward D. Kay, Jr. - 8,635 shares, Eben S. Moulton - 9,947 shares, James C. Rowe - 9,947 shares, and Jerold L. Zimmerman - 9,947 shares.

(5)
Reflects the dollar value of insurance premiums paid by the Company during Fiscal 2014 in connection with the policy of term life insurance provided to each non-employee director in the amount of $50,000.

Deferred Compensation Plan

Effective January 1, 2009, the board established the IEC Electronics Corp. Board of Directors Deferred Compensation Plan (“Directors Deferred Plan”) which allows the non-employee directors of the Company the opportunity to defer all or part of their cash compensation. No director elected to participate in the Directors Deferred Plan in Fiscal 2014.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Our board has adopted a written policy addressing the Company’s procedures with respect to the review, approval and ratification of transactions with related persons that are required to be disclosed pursuant to SEC rules. The policy provides that any transaction, arrangement or relationship with a “related person” (as defined in the policy) in which the Company participates and in which the related person has or will have a direct or indirect material interest and in which the amount involved is expected to exceed $90,000 in any fiscal year, will be subject to the prior review and approval or ratification by the audit committee.

In Fiscal 2012, IEC entered into an engagement letter with Insero pursuant to which Vincent A. Leo, a principal and shareholder of Insero, served as IEC’s interim chief financial officer from January 2012 through May 2012, and as IEC’s chief financial officer from May 2012 through February 2014. During Fiscal 2014 and Fiscal 2013, IEC compensated Insero for Mr. Leo’s services at a monthly rate of $25,000, resulting in fees paid to Insero of $329,000 in Fiscal 2013 and $237,500 in Fiscal 2014. During Fiscal 2013, IEC also paid Insero $16,500 of additional compensation due to Mr. Leo’s incremental time related to the restatement of the Company’s financial statements, and IEC paid Insero $4,122 in reimbursement of legal fees incurred by Insero in connection with IEC’s ongoing SEC investigation and stockholder litigation.

Other than the restricted share award granted to Mr. Leo in May 2012 as described above under “Compensation of Named Executive Officers and Directors”, Mr. Leo did not receive any compensation directly from IEC and throughout his service for IEC he continued to be a principal and shareholder of, and was compensated by, Insero. Further, as a principal in and shareholder of Insero, Mr. Leo receives a set distribution from Insero that is not affected by the arrangements in the Insero Agreement, provided, however, after the end of each year he is eligible for a bonus determined by a committee (of which he is not a member) of Insero. The bonus is dependent upon performance of Insero as a whole as well as his individual contributions. Therefore, Mr. Leo’s compensation is not directly tied to the dollar value of the transactions between Insero and IEC, and the approximate dollar amount of his interest in the transaction cannot be determined.

As described above under “Compensation of Named Executive Officers and Directors”, we were advised when the restricted shares were granted to Mr. Leo in Fiscal 2012 that Mr. Leo had agreed with Insero to hold such shares for the benefit of Insero. Of the 20,000 restricted shares granted to him, 8,000 shares vested during Fiscal 2013 and 2014 and the remainder were forfeited upon Mr. Leo’s departure from the Company in February 2014. Mr. Leo later advised the Company that Insero, as part of Insero’s compensation arrangements with Mr. Leo, agreed that 2,000 of the vested shares would no longer be held for the benefit of Insero and would be held by Mr. Leo without further beneficial interest of Insero.

In addition to the services under the engagement letter described above, Insero has provided various services to the Company, including acquisition support, out-sourced accounting services, Sarbanes-Oxley/internal audit support, tax services, and accounting research services. During Fiscal 2013 and 2014, IEC incurred fees payable to Insero of approximately $87,024 and $59,675 in connection with such services.

Except as described above, during Fiscal 2013 and Fiscal 2014, no other transactions were entered into or proposed that required disclosure pursuant to SEC rules regarding related person transactions.

OTHER MATTERS

Other than the Vintage Nomination for directors described above, the board of directors knows of no other matters that will be presented for consideration at the annual meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment. Stockholders are urged to date and sign the enclosed WHITE proxy and to mail it promptly in the enclosed postage-paid envelope. If you attend the annual meeting, you may revoke your proxy at that time and vote in person, if you wish. Otherwise your proxy will be voted for you.

By Order of the Board of Directors

Beth Ela Wilkens,
Corporate Secretary

Dated:    December 16, 2014
Newark, New York

We will make available at no cost, upon your written request, a copy of our annual report on Form 10-K for the fiscal year ended September 30, 2014 (without exhibits) as filed with the Securities and Exchange Commission.  Copies of exhibits to our Form 10-K will be made available, upon your written request and payment to us of the reasonable costs of reproduction and mailing, if any.  Written requests should be made to: Michael T. Williams, Chief Financial Officer, IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

APPENDIX A
SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Executive Officers”) set forth the name, present principal occupation and business address of our directors and nominees, and our officers, who, under the rules of the SEC, may be considered to be participants (“Participants”) in our solicitation of proxies from our stockholders in connection with our 2015 annual meeting.

Directors and Nominees

The names of our directors, are set forth below. The business address for all of our directors is:

c/o IEC Electronics Corp
105 Norton Street, Newark, New York 14513

The name and address of any corporation or organization in which any of them is employed, are set forth below

W. Barry Gilbert	IEC Electronics Corp. 105 Norton Street, Newark, NY 14513
Florence D. Hudson	IBM Corporation One New Orchard Road, Armonk, NY 10504
John Carlton Johnson	Sandavista, LLC PO Box 1093, Clark, CO 80428
Edward W. Kay, Jr.	Retired
Eben S. Moulton	Seacoast Capital Corporation 55 Ferncroft Road, Danvers, MA 01923
James C. Rowe	Rowe & Company 3510 N. Lake Drive, Milwaukee, WI 53211
Jerold L. Zimmerman	Simon School of Business, University of Rochester 500 Joseph C. Wilson Blvd., Rochester, NY 14627

Our directors' respective principal occupations are set forth in Proposal 1 of this proxy statement under the caption “Election of Directors”.

Executive Officers

The names and principal occupations of our executive officers are set forth below

W. Barry Gilbert, Chairman and Chief Executive Officer
Michael T. Williams, Vice President, Finance and Chief Financial Officer
Brett E. Mancini, Vice President, Business Development and Engineering Solutions

The principal occupations refer to each person’s position with the Company, and the address at which they are carried on and business address for each of them is c/o IEC Electronics Corp., 105 Norton Street, Newark, New York 14513.

Information Regarding Ownership of Company Securities by the Participants

The number of shares of the Company’s common stock beneficially owned by each of the Participants, each person who was an executive officer during the last fiscal year and each associate of each Participant is set forth in the “Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement. Except as noted in that section, to our knowledge each Participant has sole voting and investment power with respect to the securities they hold, other than any property rights of spouses.

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Information Regarding Transactions in IEC Securities by Participants

The following table sets forth information regarding purchases and sales of IEC securities by each Participant during the past two years. Unless otherwise indicated, all transactions were in the public market. None of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, and none of the Participants is or was within the past year a party to any contract or understanding with any person with respect to securities of the Company except pursuant to the Company’s equity incentive plans.

Participant	Date	Purchase (Sale)
W. Barry Gilbert	11/18/2013	(4,891) (1)
	11/15/2013	(5,469) (1)
	4/17/2013	1,517 (2)
	11/29/2012	(500) (3)
	11/27/2012	(4,000) (3)
	11/26/2012	19,616 (4)
Florence D. Hudson	1/29/2014	6,127 (4)
	1/30/2013	3,743 (4)
	1/30/2013	150 (5)
	12/17/2012	3,000 (6)
John Carlton Johnson	2/11/2014	6,068 (4)
	10/22/2013	3,700
Edward W. Kay, Jr.	1/29/2014	6,127 (4)
	1/30/2013	3,743 (4)
	1/30/2013	150 (5)
	1/3/2013	2,000 (6)
Eben S. Moulton	1/29/2014	6,127 (4)
	1/30/2013	3,743 (4)
	1/30/2013	150 (5)
James C. Rowe	1/29/2014	6,127 (4)
	1/30/2013	3,743 (4)
	1/30/2013	150 (5)
Jerold L. Zimmerman	1/29/2014	6,127 (4)
	1/30/2013	3,743 (4)
	1/30/2013	150 (5)
Michael T. Williams	2/11/2014	50,000 (4)
Brett E. Mancini	4/12/2014	333 (1)
	1/29/2014	30,000 (4)
	11/26/2012	3,012 (4)

(1) Shares withheld to cover withholding tax obligations in connection with vesting of restricted shares
(2) Shares purchased under Employee Stock Purchase Plan
(3) Open market transaction to cover withholding tax obligation for November 26, 2012 grant
(4) Grant of restricted shares under Company’s 2010 Omnibus Incentive Compensation Plan
(5) Grant of unrestricted shares under Company’s 2010 Omnibus Incentive Compensation Plan
(6) Private transaction purchase

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Information Regarding Related Party Transactions and Understandings

None of the Participants or their associates is a party to any related party transaction requiring disclosure under Item 404(a) of the SEC’s Regulation S-K, and except for officer employment arrangements described in the proxy statement none of them have any arrangement or understanding regarding future employment or transactions with IEC.

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REVOCABLE PROXY IEC ELECTRONICS CORP
ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, JANUARY 28, 2015
☒ PLEASE MARK VOTES AS IN THIS EXAMPLE		CAST YOUR IMPORTANT VOTE BY RETURNING THIS WHITE CARD OR FOLLOWING THE EASY TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE REVERSE SIDE

The undersigned, revoking all prior proxies, hereby appoints W. Barry Gilbert and Eben S. Moulton, and either one of them with full power of substitution, as proxy or proxies to vote for the undersigned, in the name of the undersigned, all of the Common Stock of IEC Electronics Corp. (the “Company”) of the undersigned, as if the undersigned were personally present and voting at the Company’s Annual Meeting of Stockholders to be held at the office of the Company, 105 Norton Street, Newark, New York 14513, on Wednesday, January 28, 2015 at 9:00 a.m. (the “Annual Meeting”), and at any and all adjournments and postponements thereof, upon the matters specified below and, in their discretion, upon such other matters as may properly come before the meeting.

		The Board of Directors recommends a vote FOR the election of the following nominees for director.

		1. Election of seven (7) directors
				For	Withhold	For All Except
				☐	☐	☐
		01	W. Barry Gilbert	02	Florence D. Hudson
		03	John Carlton Johnson	04	Edward W. Kay, Jr.
		05	Eben S. Moulton	06	James C. Rowe
		07	Jerold L. Zimmerman
		INSTRUCTION: To withhold authority to vote for any individual nominees, mark “For All Except” and write the name or number of the nominee(s) in the space provided below.

Authorized Signature: This Section must be completed for your vote to be counted. Please sign and date below.		The Board of Directors recommends a vote FOR proposals 2 and 3.
	Date:			For	Against	Abstain
		2.	Ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm FOR FISCAL 2015.	☐	☐	☐
Sign Above	Co-holder (if any) sign above
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, administrator, executor, corporate officer, trustee, guardian or custodian, please give full title.		3.	Advisory vote on named executive officer compensation (say-on-pay vote).	☐	☐	☐
		4.	In their discretion, transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
		THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IEC ELECTRONICS CORP.

Detach above card, sign, date and mail in postage paid envelope provided.
IEC ELECTRONICS CORP.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNING STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES FOR DIRECTOR SPECIFIED IN THE PROXY STATEMENT, FOR RATIFICATION OF THE SELECTION OF CROWE HORWATH, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015, AND FOR APPROVAL OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
____________________________
____________________________
____________________________

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IMPORTANT
REVIEW THE PROXY STATEMENT AND VOTE ANY ONE OF THREE WAYS

Vote by telephone:	On a touch tone phone, call toll-free in the U.S. or Canada at (866)-287-9714. Follow the simple instructions and be prepared to provide your unique control number printed below;

YOUR UNIQUE CONTROL NUMBER IS:

Vote by Internet:
Access https://www.proxyvotenow.com/iec, and follow the simple instructions. Be sure to type the address exactly or copy and paste it into your browser. Be prepared to provide your unique control number printed above.

Vote by mail:
Mark, sign, date the front of this WHITE proxy card and return it in the postage prepaid envelope, or mail to: IEC Electronics Corp., c/o InvestorCom, Inc., 65 Locust Avenue, Suite 302, New Canaan, CT 06840

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had signed, dated and returned a proxy card.

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